Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of December 9, 2010

between

NARA BANCORP, INC.

and

CENTER FINANCIAL CORPORATION

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS

Exhibit 1.4        Amendment to By-laws

Exhibit 1.5        Form of Bank Merger Agreement

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.4(a)
Agreement	Preamble
Applicable Legal Requirements	Section 8.1
Assumed Options	Section 2.1(d)
Assumed Plan	Section 2.1(d)
Assumed Restricted Shares	Section 2.1(d)
Bank Merger	Recitals
Bank Merger Act	Section 3.1(c)
Bank Merger Agreement	Section 1.5
Benefit Plans	Section 3.1(k)
BHC Act	Section 3.1(a)
Board Recommendations	Section 5.1(c)
Center Financial	Preamble
Center Bank	Recitals
Center Financial Benefit Plans	Section 3.1(k)
Center Financial Board	Section 3.1(g)
Center Financial Board Approval	Section 3.1(o)
Center Financial Board Recommendation	Section 5.1(b)
Center Financial Certificates	Section 8.1
Center Financial Common Stock	Section 3.1(b)
Center Financial Contracts	Section 3.1(j)
Center Financial Disclosure Schedule	Section 3.1
Center Financial Insider	Section 8.1
Center Financial Intellectual Property	Section 3.1(r)
Center Financial Permits	Section 3.1(f)
Center Financial Preferred Stock	Section 3.1(b)
Center Financial Restricted Share	Section 8.1
Center Financial SEC Documents	Section 3.1(d)
Center Financial Series A Preferred Stock	Section 3.1(b)
Center Financial Stock	Section 8.1
Center Financial Stock Option	Section 8.1
Center Financial Stock Plan	Section 3.1(b)
Center Financial Stockholders Meetings	Section 5.1(b)
Center Financial TARP Warrant	Section 2.1(e)
Center Financial Termination Fee	Section 7.2(c)
Center Financial’s Current Premium	Section 5.10(b)
Certificate of Merger	Section 1.1
CGCL	Section 1.1
Change in Recommendation	Section 5.1(e)
Closing	Section 1.2

Closing Date	Section 1.2
Code	Recitals
Confidentiality Agreement	Section 5.2(b)
Constituent Corporations	Section 8.1
Covered Loans	Section 8.1
Covered OREOs	Section 8.1
Derivative Contract	Section 3.1(s)
DFI	Section 3.1(c)
DGCL	Section 1.1
DPC shares	Section 3.1(b)
EDGAR	Section 3.1(d)
Effective Time	Section 1.1
ERISA	Section 3.1(k)
ERISA Affiliate	Section 8.1
Exchange Act	Section 3.1(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 8.1
Exchange Ratio	Section 2.1(b)
FDIA	Section 3.1(l)
FDIC	Section 8.1
Federal Reserve	Section 3.1(c)
Form S-4	Section 5.1(a)
Governmental Entity	Section 8.1
Indemnified Liabilities	Section 5.10(a)
Indemnified Parties	Section 5.10(a)
Injunction	Section 6.1(e)
Intervening Event	Section 5.1(f)
IRS	Section 8.1
Joint Proxy Statement/Prospectus	Section 5.1(a)
Loans	Section 8.1
Loss-Sharing Approvals	Section 3.1(c)
material	Section 8.1
Material Adverse Effect	Section 8.1
Merger	Recitals
Nara	Preamble
Nara Bank	Recitals
Nara Benefit Plans	Section 3.2(k)
Nara Board	Section 2.1(c)
Nara Board Approval	Section 3.2(o)
Nara Board Recommendation	Section 5.1(c)
Nara Certificates	Section 2.2(a)
Nara Common Stock	Section 3.2(b)
Nara Contracts	Section 3.2(j)
Nara Disclosure Schedule	Section 3.2
Nara Intellectual Property	Section 3.2(r)
Nara Performance Units	Section 2.1(b)

Nara Permits	Section 3.2(f)
Nara Preferred Stock	Section 3.2(b)
Nara SEC Documents	Section 3.2(d)
Nara Series A Preferred Stock	Section 3.2(b)
Nara Series B Preferred Stock	Section 2.1(c)
Nara Stock	Section 8.1
Nara Stock Option	Section 8.1
Nara Stock Plan	Section 3.2(b)
Nara Stockholders Meeting	Section 5.1(c)
Nara TARP Warrant	Section 3.2(b)
Nara Termination Fee	Section 7.2(b)
NASDAQ	Section 8.1
OREO	Section 3.1(t)
Party	Preamble
Person	Section 8.1
Permitted Liens	Section 8.1
Public Proposal	Section 7.2(b)
Required Center Financial Vote	Section 3.1(p)
Required Nara Vote	Section 3.2(p)
Requisite Regulatory Approvals	Section 3.1(c)
SBA	Section 3.1(c)
SBIA	Section 3.1(c)
SEC	Section 8.1
Section 16 Information	Section 8.1
Securities Act	Section 3.1(b)
Significant Subsidiary	Section 8.1
SOX Act	Section 3.1(d)
Subsidiary	Section 8.1
Superior Proposal	Section 8.1
Surviving Corporation	Section 8.1
Target Party	Section 5.1(f)
tax or taxes	Section 8.1
tax return	Section 8.1
Trust Document	Section 8.1
Violation	Section 3.1(c)
Voting Debt	Section 8.1

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2010 (this “Agreement”), is entered into between NARA BANCORP, INC., a Delaware corporation (“Nara”), and CENTER FINANCIAL CORPORATION, a California corporation (“Center Financial”). Nara and Center Financial are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the boards of directors of Nara and Center Financial have approved, and declared it to be advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which Center Financial would merge with and into Nara (the “Merger”);

WHEREAS, the boards of directors of Nara and Center Financial have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, Nara and Center Financial desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the boards of directors of Nara’s wholly owned subsidiary, Nara Bank, a California state chartered banking corporation (“Nara Bank”), and Center Financial’s wholly owned subsidiary, Center Bank, a California state chartered banking corporation (“Center Bank”), have approved, and declared it to be advisable and in the best interests of their respective stockholders, Nara and Center Financial, to consummate, concurrently with or as soon as reasonably practicable after the Merger, a business combination transaction in which Center Bank would merge with and into Nara Bank (the “Bank Merger”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1        Effective Time of the Merger.    Upon the terms and subject to the conditions set forth in this Agreement, Nara and Center Financial shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (the “DGCL”), and shall concurrently cause the Certificate of Merger, or any other certificate, agreement or other document specified in the relevant provisions of the California General

Corporation Law (the “CGCL”) to cause the Merger to be effective in California, to be filed with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL. The Merger shall become effective upon (a) such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (b) such later date and time as may be specified in the Certificate of Merger (the “Effective Time”).

1.2        Closing.    The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the third business day after the satisfaction or waiver of the conditions set forth in Article VI (excluding those conditions that, by their nature, are to be satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing), unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Mayer Brown LLP, 350 South Grand Avenue, Los Angeles, California 90071, unless another place is agreed to in writing by the Parties.

1.3        Effects of the Merger.    Nara shall be the Surviving Corporation in the Merger. At the Effective Time, Center Financial shall be merged with and into Nara and the separate existence of Center Financial shall cease. The Merger will have the effects set forth in the DGCL and the CGCL.

1.4        Certificate of Incorporation and By-Laws.    The Certificate of Incorporation of Nara as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended to provide that, effective as of the Effective Time, the name of the Surviving Corporation shall be changed to a name mutually acceptable to Center Financial and Nara. The By-laws of Nara as in effect immediately prior to the Effective Time, as amended substantially in the form set forth in Exhibit 1.4, shall be the By-laws of the Surviving Corporation.

1.5        Bank Merger.    As soon as reasonably practicable after the date hereof, Nara and Center Financial shall cause Nara Bank and Center Bank to enter into a bank merger agreement in substantially the form attached to this Agreement as Exhibit 1.5 (the “Bank Merger Agreement”), providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after consummation of the Merger.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1        Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of Nara, Center Financial or the holder of any of the following securities:

(a)        Cancellation of Stock Owned by the Parties.    Any shares of Center Financial Common Stock that are issued and outstanding immediately prior to the Effective

Time and are owned by Center Financial or Nara (other than, for the avoidance of doubt, any DPC shares or shares for which Center Financial is the record holder for the benefit of another Person) shall be cancelled and retired and no stock of Nara or other consideration shall be delivered in exchange therefor. Any shares of Nara Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by Center Financial (other than, for the avoidance of doubt, any DPC shares or shares for which Center Financial is the record holder for the benefit of another Person) shall be cancelled and retired.

(b)        Conversion of Center Financial Common Stock.    Subject to Section 2.2(e), each share of Center Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a) and dissenting shares as provided in Section 2.1(f)) shall be converted into 0.7804 (the “Exchange Ratio”) fully paid and nonassessable shares of Nara Common Stock. None of such shares of Center Financial Common Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares shall thereafter represent solely the shares of Nara Common Stock into which such Center Financial Common Stock has been converted and the right pursuant to Section 2.2(e) to receive payment of cash in lieu of the issuance of fractional shares, without interest, if applicable. The Parties acknowledge and agree that the Exchange Ratio has been determined based upon (i) the number of shares of Center Financial Common Stock and Center Financial Restricted Shares and Nara Common Stock and Nara’s performance units issued under the Nara Stock Plan (the “Nara Performance Units”) represented and warranted herein by the respective Parties to be issued and outstanding, in each case as of November 30, 2010, as set forth in Section 3.1(b)(i) and Sections 3.2(b)(i) and 3.2(b)(iii), respectively, and (ii) on a diluted basis using the treasury stock method, each issued and outstanding Center Financial Stock Option and Nara Stock Option with an exercise price that was below the closing price of a share of Nara Common Stock and Center Financial Common Stock, respectively, as reported on the NASDAQ website at the close of NASDAQ’s regular session of trading on December 8, 2010, and represented and warranted herein by the respective Parties to be issued and outstanding as of November 30, 2010, as set forth in Sections 3.1(b)(i) and 3.2(b)(i). Other than any increases in outstanding shares of Center Financial Common Stock or Nara Common Stock resulting from the exercise of Center Financial Stock Options and Nara Stock Options issued and outstanding as of the date hereof, if the number of shares of Center Financial Common Stock or Nara Common Stock or the number of Center Financial Restricted Shares or Nara Performance Units that are issued and outstanding shall have increased or decreased as of the Closing, whether as permitted by or in breach of this Agreement, the Parties agree that, without limiting any other right or remedy to which the Parties are entitled at law or in equity, a corresponding adjustment shall be made to the Exchange Ratio such that holders of Center Financial Common Stock and holders of Nara Common Stock shall receive 45% and 55%, respectively, of the outstanding shares of common stock of the Surviving Corporation after the Merger is consummated. The Exchange Ratio, as recalculated, if applicable, shall, for all purposes hereunder, constitute the “Exchange Ratio.”

(c)        Conversion of Center Financial Series A Preferred Stock.    Each share of Center Financial Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Nara

Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Nara Series B Preferred Stock”), which series of Nara Preferred Stock shall be authorized by action of the board of directors of Nara (the “Nara Board”) pursuant to the Certificate of Incorporation of Nara as in effect immediately prior to the Effective Time. The Nara Board shall take all necessary action to create the Nara Series B Preferred Stock prior to the Effective Time. The shares of Nara Series B Preferred Stock shall have, in respect of Nara, the same rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as the shares of Center Financial Series A Preferred Stock had in respect of Center Financial immediately prior to the Effective Time. None of such shares of Center Financial Series A Preferred Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares shall thereafter represent solely the shares of Nara Series B Preferred Stock into which such Center Financial Series A Preferred Stock has been converted, without interest.

(d)        Stock Options and Other Equity-Based Awards.    Unless otherwise agreed by Center Financial after the date hereof:

(i)        Assumption of Center Financial Options.    Center Financial and Nara shall take all actions necessary (including delivery of any required notices by Center Financial) to provide that, effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding Center Financial Stock Option shall cease to represent the right to acquire shares of Center Financial Common Stock and shall instead be converted automatically into an option to acquire shares of Nara Common Stock as provided below (an “Assumed Option”), and such Assumed Options will be assumed by Nara on substantially the same terms and conditions as were applicable under the corresponding Center Financial Stock Options immediately prior to the Effective Time; provided, however, that after the Effective Time:

(1)        each Assumed Option will be exercisable for a number of shares of Nara Common Stock equal to the product of (x) the number of shares of Center Financial Common Stock that would be issuable upon exercise of such Center Financial Stock Option outstanding immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share; and

(2)        the per share exercise price for the Nara Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (x) the per share exercise price for such Center Financial Stock Option outstanding immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent.

Any restriction on the exercisability of such Center Financial Stock Option in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Center Financial Stock Option as in effect on the date hereof will remain unchanged. As soon as reasonably practicable following the Closing Date, the Surviving Corporation will deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Center Financial Stock Option by the Surviving Corporation. Center Financial and Nara will cooperate and coordinate with respect to any materials to be submitted to the holders of Center Financial Stock Options in connection with any notice required under this Section 2.1(d)(i).

(ii)      Assumption of Center Financial Stock Plan.    By virtue of the Merger, and without any action by any holders of equity awards, the Surviving Corporation shall, subject to the foregoing, assume the Center Financial Stock Plan (the “Assumed Plan”), with such assumption to be effective as of the Effective Time. Upon and following the Effective Time, the Surviving Corporation will be able to grant stock awards, to the extent permitted by Applicable Legal Requirements and applicable stock exchange listing regulations, under the terms of the Assumed Plan, to issue the reserved but unissued shares of Center Financial Common Stock under the Assumed Plan and the shares that would otherwise return to the Assumed Plan pursuant to the terms thereof, except that immediately upon the Effective Time, all references to a number of shares of Center Financial Common Stock will be (A) changed to references to Nara Common Stock and (B) converted to a number of shares of Nara Common Stock equal to the product of the number of shares of Center Financial Common Stock stated in the Center Financial Stock Plan multiplied by the Exchange Ratio, rounded down to the nearest whole share. The board of directors of the Surviving Corporation (or a committee thereof) shall, effective as of the Effective Time, become the administrator of the Assumed Plan.

(iii)      Center Financial Restricted Shares.    At the Effective Time, each Center Financial Restricted Share then outstanding shall be assumed by Nara. Subject to, and in accordance with, the terms of the Center Financial Stock Plan and any applicable award or other agreement, each award of Center Financial Restricted Shares then outstanding shall be converted into the number of shares of Nara Common Stock equal to the number of shares of Center Financial Common Stock subject to the Center Financial Restricted Share immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share of Nara Common Stock) (the “Assumed Restricted Shares”). Except as specifically provided in the preceding sentence, following the Effective Time, each Assumed Restricted Shares shall otherwise be subject to the same restrictions, terms and conditions as were applicable to such shares immediately prior to the Effective Time. Center Financial and Nara shall take all steps necessary to cause the foregoing provisions of this Section 2.1(d)(iii) to occur, including but not limited to delivering all required notices. Center Financial and Nara will cooperate and coordinate with respect to any materials to be submitted to the holders of Center Financial Restricted Shares in connection with any notice required under this Section 2.1(d)(iii).

(iv)      Violation of Applicable Legal Requirements.    No provision of Sections 2.1(d)(i), (ii) or (iii) shall be implemented with respect to an individual if such implementation would violate Applicable Legal Requirements, including those applicable to the Troubled Asset Relief Program.

(e)        Warrant.    The Warrant issued on December 12, 2008 to the United States Department of the Treasury in connection with the issuance of the Center Financial Series A Preferred Stock (the “Center Financial TARP Warrant”) shall, by virtue of the Merger and without any action on the part of any Person, cease to be a warrant to purchase Center Financial Common Stock and will become, automatically in accordance with its terms, a warrant to purchase Nara Common Stock, and, by virtue of the Merger and without any action on the part of any Person, Nara will assume such warrant subject to its terms; provided, however, that after the Effective Time:

(i)        the number of shares of Nara Common Stock purchasable upon exercise of the Center Financial TARP Warrant will equal the product of (x) the number of shares of Center Financial Common Stock that were purchasable pursuant to the Center Financial TARP Warrant immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(ii)      the per share exercise price for the Center Financial TARP Warrant will equal the quotient of (x) the per share exercise price of the Center Financial TARP Warrant in effect immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

(f)        Dissenters’ Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Center Financial Stock that have not been voted in favor of approving the principal terms of the Merger and with respect to which dissenters’ rights shall have been properly demanded and may properly be exercised in accordance with the CGCL shall not be converted as set forth in Section 2.1(b) at or after the Effective Time unless and until the holder of such shares withdraws such holder’s demand for appraisal in accordance with Applicable Legal Requirements or becomes ineligible for such appraisal, at which time such shares shall be converted as set forth in Section 2.1(b), without interest. Center Financial shall give Nara (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments in respect thereof received by Center Financial prior to the Effective Time and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of Nara, Center Financial shall not make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

(g)        Nara Capital Stock.    Each share of Nara Common Stock and each share of Nara Preferred Stock shall remain outstanding without change following the Effective Time as shares of the Surviving Corporation, except as provided in Section 2.1(a).

2.2        Exchange of Certificates.

(a)        Exchange Agent.    As of the Effective Time, Nara shall deposit or make available to a bank or trust company designated by Nara and reasonably acceptable to Center Financial (the “Exchange Agent”), for the benefit of the holders of Center Financial Common Stock for exchange in accordance with this Article II, (i) certificates or, at the option of Nara, evidence of shares in book entry form (collectively “Nara Certificates”) representing the shares of Nara Common Stock issuable pursuant to Section 2.1 in exchange for such shares of Center Financial Common Stock and (ii) sufficient cash to pay cash in lieu of fractional shares in accordance with Section 2.2(e).

(b)        Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of shares of Center Financial Common Stock of record immediately prior to the Effective Time whose shares were converted into shares of Nara Common Stock pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that, with respect to Center Financial Certificates, delivery shall be effected and risk of loss and title to the Center Financial Certificates shall pass, only upon delivery of the Center Financial Certificates and such letter of transmittal to the Exchange Agent, and which shall be in such form and have such other provisions as Nara and Center Financial may reasonably specify) and (ii) instructions for use in effecting the surrender of the Center Financial Certificates or Center Financial Common Stock held in book entry form, as applicable, in exchange for Nara Certificates representing the number of whole shares of Nara Common Stock into which such Center Financial Common Stock has been so converted. Upon surrender of a Center Financial Certificate for cancellation to the Exchange Agent together with such letter of transmittal or submission of a letter of transmittal in respect of shares of Center Financial Common Stock in book entry form, as applicable, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Center Financial Common Stock shall be entitled to receive in exchange therefor a Nara Certificate representing that number of whole shares of Nara Common Stock, which such holder has the right to receive in respect of the Center Financial Common Stock surrendered pursuant to the provisions of this Article II (after taking into account all shares of Center Financial Common Stock then held by such holder), and the Center Financial Common Stock so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Center Financial Common Stock which is not registered in the transfer records of Center Financial, a Nara Certificate representing the proper number of shares of Nara Common Stock may be issued to a transferee if a duly executed letter of transmittal accompanied, in the case of Center Financial Common Stock in certificated form, by the relevant Center Financial Certificate representing such Center Financial Common Stock, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Center Financial Certificate and each book entry in respect of Common Stock in book entry form shall be deemed at any time after the Effective Time to represent only the Nara Common Stock into which such shares of Center Financial Common Stock have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Nara Common Stock, if applicable, as contemplated by this Section 2.2.

(c)        Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to Nara Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Center Financial Common Stock with respect to the shares of Nara Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of unsurrendered Center Financial Common Stock pursuant to Section 2.2(e), until the holder of such Center Financial Common Stock shall have complied with the exchange procedures set forth in Section 2.2(b). Subject to the effect of Applicable Legal Requirements, following the surrender of any such Center Financial Common Stock, there shall be paid to the holder of whole shares of Nara Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Nara Common Stock to which such holder is entitled pursuant to Section 2.2(e), if applicable, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Nara Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Nara Common Stock.

(d)        No Further Ownership Rights.    All shares of Nara Common Stock issued upon conversion of shares of Center Financial Common Stock in accordance with the terms hereof (in each case, including any cash paid pursuant to Section 2.2(c) or 2.2(e)) and all shares of Nara Series B Preferred Stock issued upon conversion of shares of Center Financial Series A Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Center Financial Common Stock or Center Financial Series A Preferred Stock, respectively; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Center Financial on such shares of Center Financial Series A Preferred Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Center Financial Common Stock or Center Financial Series A Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Center Financial Certificate or letter of transmittal in respect of shares of Center Financial Common Stock in book entry form, as applicable, is presented to the Surviving Corporation for any reason, the Center Financial Common Stock represented thereby or referred to therein shall be cancelled and exchanged as provided in this Article II.

(e)        No Fractional Shares.    No certificates or scrip representing fractional shares of Nara Common Stock shall be issued upon the surrender for exchange of Center Financial Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable Center Financial Common Stock by submission of a letter of transmittal to the Exchange Agent accompanied, in the case of Center Financial Common Stock in certificated form, by the applicable Center Financial Certificates, the Exchange Agent shall pay each holder of such Center Financial Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Center Financial Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on NASDAQ, as reported on the NASDAQ website at the close of NASDAQ’s regular session of trading, for a share of Nara Common Stock on the last trading day immediately preceding the Effective Time.

(f)        Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the stockholders of Center Financial for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Center Financial Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Nara Common Stock, any cash in lieu of fractional shares of Nara Common Stock and any dividends or distributions with respect to Nara Common Stock.

(g)        No Liability.    None of Nara, Center Financial or the Surviving Corporation shall be liable to any holder of shares of Center Financial Common Stock or to any holder of shares of Center Financial Series A Preferred Stock for shares of Nara Common Stock or Nara Series B Preferred Stock, as applicable, or dividends or distributions with respect thereto or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)        Withholding.    Nara shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Center Financial Common Stock or to any holder of shares of Center Financial Series A Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Nara, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Center Financial Common Stock or Center Financial Series A Preferred Stock, as applicable, in respect of which such deduction and withholding was made by Nara.

(i)        Center Financial Series A Preferred Stock.    The Parties shall contact the holder of the Center Financial Series A Preferred Stock prior to the Closing Date to make arrangements reasonably acceptable to such holder for the exchange of such holder’s shares of such stock after the Effective Time.

2.3        Reservation of Right to Revise Structure.    Prior to the Effective Time, the Parties shall have the right to change the method of effecting the Merger and/or the Bank Merger to an alternative structure mutually agreed by the Parties, including by re-structuring the transactions contemplated hereby and under the Bank Merger Agreement to provide for the merger of Nara with and into Center Financial, with Center Financial being the surviving corporation, the merger of Nara Bank with and into Center Bank, with Center Bank being the surviving bank, or both; provided, however, that any actions taken pursuant to this Section 2.3 shall not (a) alter or change the kind or amount of consideration to be issued to or retained by holders of Center Financial Common Stock, Center Financial Series A Preferred Stock, Nara Common Stock or Nara Series B Preferred Stock, as compared with what they would otherwise receive or retain pursuant to this Agreement, and holders of Center Financial Common Stock and holders of Nara Common Stock shall receive 45% and 55%, respectively, of the outstanding shares of common stock of the Surviving Corporation after the Merger is consummated, (b) adversely affect the tax consequences of the transaction to any such holder, (c) materially delay receipt of any Requisite Regulatory Approval, or (d) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof). If the Parties mutually agree to change the structure of the Merger and/or Bank Merger, the Parties shall execute an appropriate amendment to this Agreement and/or the Bank Merger Agreement, as applicable, in order to reflect the change in structure; provided, however, that any such amendment shall not otherwise substantially affect the economic and other rights and obligations of the Parties or their respective shareholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of Center Financial.    Except, with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Center Financial to Nara concurrently herewith (the “Center Financial Disclosure Schedule”), Center Financial represents and warrants to Nara as follows:

(a)        Organization, Standing and Power.    Center Financial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of Center Financial and its Significant Subsidiaries is a corporation, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. The copies of Articles of Incorporation and By-laws of Center Financial and Center Bank, which have been previously furnished to Nara, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b)        Capital Structure.

(i)        The authorized capital stock of Center Financial consists of 100,000,000 shares of common stock, without par value (the “Center Financial Common Stock”), and 10,000,000 shares of preferred stock, without par value (the “Center Financial Preferred Stock”). As of the close of business on November 30, 2010, (A) 39,992,745 shares of Center Financial Common Stock, including 79,334 Center Financial Restricted Shares, were issued and outstanding, 864,780 shares of Center Financial Common Stock were reserved for issuance upon the exercise of the Center Financial TARP Warrant, 717,140 shares of Center Financial Common Stock were subject to outstanding stock options issued under the Center Financial 2006 Stock Incentive Plan (the “Center Financial Stock Plan”) and 2,230,383 shares of Center Financial Common Stock were reserved for future issuance upon exercise of stock options or other awards under the Center Financial Stock Plan, and no shares of Center Financial Common Stock were held by Subsidiaries of Center Financial (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”)); (B) 55,000 shares of Center

Financial Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Center Financial Series A Preferred Stock”) were issued and outstanding. As of the close of business on November 30, 2010, options to acquire 52,745 shares of Center Financial Common Stock with an exercise price in excess of the closing share price of Center Financial as of the close of business on December 8, 2010 were issued and outstanding. All outstanding shares of Center Financial Common Stock and Center Financial Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights.

(ii)        Set forth in Section 3.1(b)(ii) of the Center Financial Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Center Financial or any of its Subsidiaries has issued. Except as set forth in Section 3.1(b)(ii) of the Center Financial Disclosure Schedule, no Voting Debt of Center Financial or any Center Financial Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Center Financial or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Each Trust Document entered into by Center Financial or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of Center Financial or one of its Subsidiaries, and to the knowledge of Center Financial, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles). Except as set forth in Section 3.1(b)(ii) of the Center Financial Disclosure Schedule or otherwise in this Section 3.1(b), no Center Financial Subsidiary has issued securities held by any entity other than Center Financial or a Center Financial Subsidiary.

(iii)        Except for (A) this Agreement, (B) the Center Financial TARP Warrant, (C) Center Financial Stock Options, which represented, as of November 30, 2010, the right to acquire up to an aggregate of 717,140 shares of Center Financial Common Stock, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Center Financial or any Subsidiary of Center Financial is a party or by which it or any such Subsidiary is bound obligating Center Financial or any Subsidiary of Center Financial to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Center Financial or of any Subsidiary of Center Financial or obligating Center Financial or any Subsidiary of Center Financial to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Center Financial or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Center Financial or any of its Subsidiaries or (B) pursuant to which Center Financial or any of its Subsidiaries is or could be required to register shares of Center Financial

Common Stock, Center Financial Preferred Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof to the extent permitted by Section 4.1.

(iv)        Since December 31, 2009, except to the extent permitted by Section 4.1, Center Financial has not (A) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Center Financial or any of its Subsidiaries, other than pursuant to and as required by the terms of the Center Financial Stock Plan and any employee stock options and other awards issued under the Center Financial Stock Plan prior to the date hereof (or issued after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Center Financial Subsidiaries, any shares of capital stock of Center Financial or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Center Financial dividends or other distributions on the outstanding shares of capital stock of Center Financial, other than cash dividends on the Center Financial Series A Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

(v)        Set forth in Section 3.1(b)(v) of the Center Financial Disclosure Schedule is a true, correct and complete list of all equity securities that Center Financial or any of its Subsidiaries owns, controls or holds for its own account, and neither Center Financial nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than Center Financial Bank, in the case of Center Financial.

(c)        Authority.

(i)        Center Financial has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the requisite vote of the holders of Center Financial Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Center Financial, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the stockholders of Center Financial. This Agreement has been duly executed and delivered by Center Financial and constitutes a valid and binding obligation of Center Financial, enforceable against Center Financial in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)        The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Articles of Incorporation or By-laws of Center Financial or any Subsidiary of Center Financial, or (B) except as set forth in Section 3.1(c)(ii) of the Center Financial Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Center Financial Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Center Financial or any Subsidiary of Center Financial or their respective properties or assets, which Violation, in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or the Surviving Corporation.

(iii)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Center Financial or any Subsidiary of Center Financial in connection with the execution and delivery of this Agreement by Center Financial or the consummation by Center Financial of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or the Surviving Corporation, except for (A) the filing of appropriate applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval of the same, (B) the filing of an appropriate application with the California Department of Financial Institutions (the “DFI”) and approval of the same (the approvals required by the immediately preceding clauses (A) and (B) are referred to herein collectively as the “Requisite Regulatory Approvals”), (C) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (D) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (E) obtaining the appropriate approvals or consents under each loss-sharing agreement with the FDIC to which Center Financial or any Subsidiary of Center Financial is a party (the “Loss-Sharing Approvals”), and (F) such filings, notifications and approvals as may be required under the Small Business Investment

Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder.

(d)        SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i)        Center Financial has filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2007 (the “Center Financial SEC Documents”). Center Financial has delivered or made available to Nara true, correct and complete copies of all Center Financial SEC Documents, all comment letters received by Center Financial from the SEC since December 31, 2007, all responses to such comment letters by or on behalf of Center Financial and all other correspondence since December 31, 2007 between the SEC and Center Financial, in each case to the extent not available to the public in completely unredacted form on the SEC’s EDGAR website (“EDGAR”). No Subsidiary of Center Financial is, or since December 31, 2007 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Center Financial SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Center Financial SEC Documents, and none of the Center Financial SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Center Financial included in the Center Financial SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Center Financial and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Center Financial SEC Documents since Center Financial’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Center Financial are, or, since December 31, 2007 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of Center Financial.

(ii)        Since December 31, 2007, Center Financial and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DFI and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii)        Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Center Financial included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2010 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial, Center Financial and its Subsidiaries do not have, and since September 30, 2010 Center Financial and its Subsidiaries have not incurred (except to the extent permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Center Financial’s financial statements in accordance with generally accepted accounting principles).

(iv)        Center Financial is, and since December 31, 2007 has been, in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ. Center Financial has delivered to Nara true, correct and complete copes of all correspondence between Center Financial and NASDAQ since December 31, 2007.

(v)        As used in this Section 3.1(d), the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(e)        Information Supplied.    None of the information supplied or to be supplied by Center Financial for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Center Financial with respect to statements made or incorporated by reference therein based on information supplied by Nara for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(f)        Compliance with Applicable Legal and Reporting Requirements.

(i)        Center Financial and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Center Financial and its Subsidiaries, taken as a whole (the “Center Financial Permits”), the Center Financial Permits are in full force and effect and Center Financial and its Subsidiaries are in compliance with the terms of the Center Financial Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(ii)        Except as set forth in Section 3.1(f)(ii) of the Center Financial Disclosure Schedule, since December 31, 2007, Center Financial and each of its Subsidiaries has conducted its business in compliance with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations) or to the employees conducting such businesses, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. To the knowledge of Center Financial, no investigation by any Governmental Entity with respect to Center Financial or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(g)        Accounting and Internal Controls.

(i)        The records, systems, controls, data and information of Center Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Center Financial or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii)        Center Financial and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)        Center Financial has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by Center Financial in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to Center Financial’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to Center Financial’s auditors and the audit committee of the board of directors of Center Financial (the “Center Financial Board”) (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Center Financial’s ability to record, process, summarize and report financial data and have identified for Center Financial’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Center Financial’s internal controls. Center Financial has made available to Nara a summary of any such disclosure made by management to Center Financial’s auditors and audit committee since December 31, 2007.

(iv)        Since December 31, 2007, neither Center Financial nor any of its Subsidiaries or, to the knowledge of Center Financial, any director, officer, employee, auditor, accountant or representative of Center Financial or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Center Financial or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Center Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h)        Legal Proceedings.    Except as set forth in Section 3.1(h) of the Center Financial Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Center Financial, threatened, against or affecting Center Financial or any Subsidiary of Center Financial as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Center Financial or any Subsidiary of Center Financial having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or on the Surviving Corporation.

(i)        Taxes.    Except as set forth in Section 3.1(i) of the Center Financial Disclosure Schedule:

(i)        Each of Center Financial and the Center Financial Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid.

(ii)        No written or, to the knowledge of Center Financial, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Center Financial or any of the Center Financial Subsidiaries and has not previously been paid has been received by Center Financial or any Center Financial Subsidiary.

(iii)        To the knowledge of Center Financial, no tax return of Center Financial or any Center Financial Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of Center Financial, unwritten notice of such an audit or examination by any Governmental Entity has been received by Center Financial or any Center Financial Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(iv)        Neither Center Financial nor any Center Financial Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two-year period ending on the Closing Date.

(v)        Neither Center Financial nor any Center Financial Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Center Financial is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(vi)        Neither Center Financial nor any Center Financial Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii)        Neither Center Financial nor any Center Financial Subsidiary has engaged in a transaction that would be reportable by or with respect to Center Financial or any Center Financial Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(viii)        Center Financial and the Center Financial Subsidiaries have withheld (or will withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or will timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

(ix)        There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(x)        Neither Center Financial nor any Center Financial Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xi)        Center Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(j)        Certain Agreements.    Except as set forth in Section 3.1(j) of the Center Financial Disclosure Schedule and except for this Agreement, neither Center Financial nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Center Financial or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Center Financial or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Center Financial and its Subsidiaries taken as a whole, (iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (v) in the case of a Center Financial Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less, (viii) real property leases or (ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Center Financial has previously made available to Nara complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(j) (collectively referred to herein as the “Center Financial Contracts”). All of the Center Financial Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. Neither Center Financial nor any of its Subsidiaries has, and to the best knowledge of Center Financial, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Center Financial Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(k)        Benefit Plans.

(i)        With respect to each employee benefit plan (including any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee or former employee of Center Financial or any of its Subsidiaries has any present or future right to benefits, and which is maintained or contributed to by Center Financial or any of its Subsidiaries or under which Center Financial or any of its Subsidiaries has any present or future liability (the “Center Financial Benefit Plans”), Center Financial has made available to Nara a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such Center Financial Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such Center Financial Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each Center Financial Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS with respect to any Center Financial Benefit Plan qualified under Section 401(a) of the Code.

(ii)        None of the Center Financial Benefit Plans are subject to Title IV of ERISA.

(iii)        Neither Center Financial, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability or contingent liability for providing, under any Center Financial Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv)        Each Center Financial Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2005 through the date hereof.

(v)        With respect to the Center Financial Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Center Financial, there exists no condition or set of circumstances in connection with which Center Financial or any of its Subsidiaries could be subject to any liability which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial under ERISA, the Code or any other Applicable Legal Requirements.

(vi)        True and complete copies of the Center Financial Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to Nara.

(vii)        Except as set forth in Section 3.1(k)(vii) of the Center Financial Disclosure Schedule, no Center Financial Benefit Plan or Center Financial Stock Plan exists that could result in the payment to any present or former employee of Center Financial or any Subsidiary of Center Financial of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Center Financial or any Subsidiary of Center Financial as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

(viii)        Except as set forth in Section 3.1(k)(viii) of the Center Financial Disclosure Schedule, none of the assets of any Center Financial Benefit Plan are invested in employer securities or employer real property.

(ix)      With respect to each of the Center Financial Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(l)        Bank Subsidiary.    Center Financial owns all of the outstanding shares of capital stock of Center Bank, free and clear of any claim, lien or encumbrance. All of the shares of capital stock of Center Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Center Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Center Bank is a California-state chartered nonmember bank whose primary federal bank regulator is the FDIC.

(m)        Agreements with Regulators.    Except as set forth in Section 3.1(m) of the Center Financial Disclosure Schedule, neither Center Financial nor any Subsidiary of Center Financial is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Center Financial been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Center Financial and its Subsidiaries are in compliance with all of the foregoing so listed in Section 3.1(m) of the Center Financial Disclosure Schedule, except to the extent that the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. There are no formal or informal investigations, known to Center Financial, relating to any regulatory matters pending before any Governmental Entity with respect to Center Financial or any of its Subsidiaries.

(n)        Absence of Certain Changes or Events.    From September 30, 2010 through the date of this Agreement: (i) Center Financial and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial and (iii) there has not been (A) any action or event of the type that would have required the consent of Nara under Section 4.1 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Center Financial or any of its Subsidiaries (whether or not covered by insurance).

(o)        Board Approval.    The Center Financial Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Center Financial Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Center Financial and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of Center Financial approve the principal terms of the Merger and directed that such matter be submitted for consideration by Center Financial stockholders at the Center Financial Stockholders Meeting. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(p)        Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of each class of Center Financial Stock approving the principal terms of the Merger (the “Required Center Financial Vote”) is the only vote of the holders of Center Financial Stock necessary to authorize the transactions contemplated hereby (including the Merger).

(q)        Properties.    Center Financial or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Center Financial SEC Documents filed prior to the date hereof as being owned by Center Financial or one of its Subsidiaries or acquired after the date thereof which are material to Center Financial’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Center Financial SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Center Financial’s knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(r)        Intellectual Property.    Center Financial and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Center Financial Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Center Financial Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. Neither Center Financial nor any such Subsidiary has received any notice of infringement of or conflict with, and to Center Financial’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Center Financial Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(s)        Derivatives.    All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”),

whether entered into for Center Financial’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which Center Financial believes to be financially responsible. Each Derivative Contract of Center Financial or any of its Subsidiaries constitutes the valid and legally binding obligation of Center Financial or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect. Neither Center Financial nor its Subsidiaries, nor to the knowledge of Center Financial any other party thereto, is in breach of any of its obligations under any Derivative Contract of Center Financial or one of its Subsidiaries. The financial position of Center Financial and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Center Financial and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(t)        Loan Portfolio.

(i)        Neither Center Financial nor any of its Subsidiaries is a party to any written or oral (A) Loans, other than any Covered Loans, under the terms of which the obligor was, as of September 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of Center Financial, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of Center Financial or any of its Subsidiaries, or to the knowledge of Center Financial, any affiliate of any of the foregoing. Set forth in Section 3.1(t)(i) of the Center Financial Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified by Center Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (C) each asset of Center Financial or any of its Subsidiaries that, as of September 30, 2010, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof (other than any Covered OREOs); it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by Center Financial or by any Governmental Entity, but shall not include any Covered Loans (as to which Section 3.1(t)(ii) shall apply). Center Financial shall provide to Nara, on a monthly basis, (1) a schedule of Loans of Center Financial and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of Center Financial and its Subsidiaries the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of Center

Financial and its Subsidiaries in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii)        Neither Center Financial nor any of its Subsidiaries is a party to any written or oral Covered Loans under the terms of which the obligor was, as of September 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of Center Financial, in default of any other provision. Set forth in Section 3.1(t)(ii) of the Center Financial Disclosure Schedule is a true, correct and complete list of (A) all of the Covered Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified by Center Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Covered Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the Covered Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Covered Loans by category, and (C) each asset of Center Financial or any of its Subsidiaries that, as of September 30, 2010, was classified as Covered OREO and the book value thereof; it being understood and agreed that the Covered Loans referenced in clauses (A) and (B) of this sentence include any Covered Loans so classified by Center Financial or by any Governmental Entity. Center Financial shall provide to Nara, on a monthly basis, a schedule of the Covered Loans and assets of Center Financial and its Subsidiaries that become classified in the manner described in the previous sentence after the date of this Agreement.

(iii)        Each Loan of Center Financial and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Center Financial and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(iv)        Each outstanding Loan of Center Financial and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Center Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(v)        Except as set forth in Section 3.1(t)(v) of the Center Financial Disclosure Schedule, none of the agreements pursuant to which Center Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(vi)        There are no outstanding Loans made by Center Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Center Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(u)        Insurance.    Set forth in Section 3.1(u) of the Center Financial Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by Center Financial and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither Center Financial nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Section 3.1(u) of the Center Financial Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(v)        Transactions with Affiliates.    Except as set forth in Section 3.1(v) of the Center Financial Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between Center Financial or any of its Subsidiaries, on the one hand, and any (i) officer or director of Center Financial or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Center Financial, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Center Financial, on the other hand, except those of a type available to employees of Center Financial generally.

(w)        Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except D.A. Davidson & Co., and, if the Merger is not consummated, Center Financial agrees to indemnify Nara and to hold Nara harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Center Financial or its affiliates.

(x)        Opinion of Financial Advisor of Center Financial.    Center Financial has received the opinion of its financial advisor, D.A. Davidson & Co., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Center Financial Common Stock.

(y)        No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 3.1, neither Center Financial nor any other Person on behalf of Center Financial is making or has made any express or implied representation or warranty with respect to Center Financial or with respect to any other information provided to Nara in connection with the transactions contemplated herein. Neither Center Financial nor any other Person shall have or be subject to any liability or indemnification obligation to Nara or any other Person resulting from the distribution to Nara, or the use by Nara of, any such information, including any information, documents, projections, forecasts or other material made available to Nara in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.1. Center Financial acknowledges that Nara is making no representations or warranties other than the representations and warranties contained in Section 3.2.

3.2        Representations and Warranties of Nara.    Except, with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Nara to Center Financial concurrently herewith (the “Nara Disclosure Schedule”), Nara represents and warrants to Center Financial as follows:

(a)        Organization, Standing and Power.    Nara is a bank holding company registered under the BHC Act. Each of Nara and its Significant Subsidiaries is a corporation, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. The copies of Certificate of Incorporation and By-laws of Nara and Nara Bank, which have been previously furnished to Center Financial, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b)        Capital Structure.

(i)        The authorized capital stock of Nara consists of 100,000,000 shares of common stock, par value $0.001 per share (the “Nara Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 (the “Nara Preferred Stock”). As of the close of business on November 30, 2010, (A) 37,971,527 shares of Nara Common Stock were issued and outstanding, 521,266 shares of Nara Common Stock were reserved for issuance upon the exercise of the outstanding warrant held by the United States Treasury Department (the “Nara TARP Warrant”) and 820,730 shares of Nara Common Stock were reserved for issuance upon exercise of stock options, Nara Performance Units or other awards under the Amended Nara 2007 Equity Incentive Plan (the “Nara Stock Plan”), and 60,686,477 shares of Nara Common Stock were held by Nara in its treasury or by its Subsidiaries (exclusive of DPC shares); and (B) 67,000 shares of Nara Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Nara Series A Preferred Stock”) were issued and outstanding. All outstanding shares of Nara Common Stock and Nara Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights. The shares of Nara Common Stock and Nara Series B Preferred Stock to be issued pursuant to or as specifically contemplated by this Agreement will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and the issuance of none of such shares was or will be subject to preemptive rights. As of the close of business on November 30, 2010, options to acquire 150,000 shares of Nara Common Stock with an exercise price in excess of the closing share price of Nara as of the close of business on December 8, 2010 were issued and outstanding.

(ii)        Set forth in Section 3.2(b)(ii) of the Nara Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Nara or any of its Subsidiaries has issued. Except as set forth in Section 3.2(b)(ii) of the Nara Disclosure Schedule, no Voting Debt of Nara or any Nara Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Nara or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Each Trust Document entered into by Nara or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of Nara or one of its Subsidiaries, and to the knowledge of Center Financial, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles). Except as set forth in Section 3.2(b)(ii) of the Nara Disclosure Schedule or otherwise in this Section 3.2(b), no Nara Subsidiary has issued securities held by any entity other than Nara or a Nara Subsidiary.

(iii)        Except for (A) this Agreement, (B) the Nara TARP Warrant, (C) Nara Stock Options, restricted units and performance units issued under the Nara Stock Plans, which represented, as of November 30, 2010, the right to acquire (in the case of Nara Stock Options) or to receive the value of up to an aggregate of, respectively, 543,250, zero and 36,200 shares of Nara Common Stock, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Nara or any Subsidiary of Nara is a party or by which it or any such Subsidiary is bound obligating Nara or any Subsidiary of Nara to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Nara or of any Subsidiary of Nara or obligating Nara or any Subsidiary of Nara to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Nara or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Nara or any of its Subsidiaries or (B) pursuant to which Nara or any of its Subsidiaries is or could be required to register shares of Nara

Common Stock, Nara Preferred Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 4.2.

(iv)        Since December 31, 2009, except to the extent permitted by Section 4.2, Nara has not (A) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Nara or any of its Subsidiaries, other than pursuant to and as required by the terms of the Nara Stock Plan and any employee stock options and other awards issued under the Nara Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Nara Subsidiaries, any shares of capital stock of Nara or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Nara dividends or other distributions on the outstanding shares of capital stock of Nara, other than cash dividends on the Nara Series A Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

(v)        Set forth in Section 3.2(b)(v) of the Nara Disclosure Schedule is a true, correct and complete list of all equity securities that Nara or any of its Subsidiaries owns, controls or holds for its own account, and neither Nara nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than Nara Bank, in the case of Nara.

(c)        Authority.

(i)        Nara has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of Nara Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Nara, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Nara. This Agreement has been duly executed and delivered by Nara and constitutes a valid and binding obligation of Nara, enforceable against Nara in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)        The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Nara or any Subsidiary of Nara, or (B) except as set forth in Section 3.2(c)(ii) of the Nara Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Nara Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Nara or any Subsidiary of Nara or their respective properties or assets, which Violation, in the case of clauses (A) and (B) above, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(iii)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Nara or any Subsidiary of Nara in connection with the execution and delivery of this Agreement by Nara or the consummation by Nara of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara or the Surviving Corporation, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, and (D) such filings, notifications and approvals as may be required under the SBIA and the rules and regulations of the SBA thereunder.

(d)        SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i)        Nara has filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2007 (the “Nara SEC Documents”). Nara has delivered or made available to Center Financial true, correct and complete copies of all Nara SEC Documents, all comment letters received by Nara from the SEC since December 31, 2007, all responses to such comment letters by or on behalf of Nara and all other correspondence since December 31, 2007 between the SEC and Nara, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of Nara is, or since December 31, 2007 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Nara SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Nara SEC Documents, and none of the Nara SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Nara included in the Nara SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Nara and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Nara SEC Documents since Nara’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Nara are, or, since December 31, 2007 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of Nara.

(ii)        Since December 31, 2007, Nara and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DFI and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii)        Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Nara included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2010 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara, Nara and its Subsidiaries do not have, and since September 30, 2010 Nara and its Subsidiaries have not incurred (except to the extent permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Nara’s financial statements in accordance with generally accepted accounting principles).

(iv)        Nara is, and since December 31, 2007 has been, in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ. Nara has delivered to Center Financial true, correct and complete copes of all correspondence between Nara and NASDAQ since December 31, 2007.

(v)        As used in this Section 3.2(d), the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(e)        Information Supplied.    None of the information supplied or to be supplied by Nara for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Nara with respect to statements made or incorporated by reference therein based on information supplied by Center Financial for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

(f)        Compliance with Applicable Legal and Reporting Requirements.

(i)        Nara and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Nara and its Subsidiaries, taken as a whole (the “Nara Permits”), the Nara Permits are in full force and effect and Nara and its Subsidiaries are in compliance with the terms of the Nara Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(ii)        Since December 31, 2007, Nara and each of its Subsidiaries has conducted its business in compliance with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations) or to the employees conducting such businesses, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. To the knowledge of Nara, no investigation by any Governmental Entity with respect to Nara or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(g)        Accounting and Internal Controls.

(i)        The records, systems, controls, data and information of Nara and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Nara or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii)        Nara and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)        Nara has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by Nara in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to Nara’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to Nara’s auditors and the audit committee of the Nara Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Nara’s ability to record, process, summarize and report financial data and have identified for Nara’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Nara’s internal controls. Nara has made available to Center Financial a summary of any such disclosure made by management to Nara’s auditors and audit committee since December 31, 2007.

(iv)        Since December 31, 2007, neither Nara nor any of its Subsidiaries or, to the knowledge of Nara, any director, officer, employee, auditor, accountant or representative of Nara or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Nara or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Nara or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h)        Legal Proceedings.    There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Nara, threatened, against or affecting Nara or any Subsidiary of Nara as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Nara or any Subsidiary of Nara having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara or on the Surviving Corporation.

(i)        Taxes.    Except as set forth in Section 3.2(i) of the Nara Disclosure Schedule:

(i)        Each of Nara and the Nara Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid.

(ii)        No written or, to the knowledge of Nara, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Nara or any of the Nara Subsidiaries and has not previously been paid has been received by Nara or any Nara Subsidiary.

(iii)        To the knowledge of Nara, no tax return of Nara or any Nara Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of Nara, unwritten notice of such an audit or examination by any Governmental Entity has been received by Nara or any Nara Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(iv)        Neither Nara nor any Nara Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two-year period ending on the Closing Date.

(v)        Neither Nara nor any Nara Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Nara is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(vi)        Neither Nara nor any Nara Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii)        Neither Nara nor any Nara Subsidiary has engaged in a transaction that would be reportable by or with respect to Nara or any Nara Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(viii)        Nara and the Nara Subsidiaries have withheld (or will withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or will timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.

(ix)        There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(x)        Neither Nara nor any Nara Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xi)        Except for the actions required by the Bank Merger, Nara has no present plan or intention to, following the Closing, dispose of any of the capital stock of any Center Financial Subsidiary or of any Nara Subsidiary or permit any Center Financial Subsidiary or any Nara Subsidiary to dispose of or discontinue any Center Financial Subsidiary’s significant historic business assets or to substantially alter any Center Financial Subsidiary’s significant historic business lines. The Parties agree that any bulk sales after the Merger of certain non-performing loans previously owned by Center Financial, representing not more than 20% of Center Financial’s loan portfolio immediately before the Merger, are not inconsistent with the representation in the preceding sentence.

(j)        Certain Agreements.    Except as set forth in Section 3.2(j) of the Nara Disclosure Schedule and except for this Agreement, neither Nara nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Nara or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Nara or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Nara and its Subsidiaries taken as a whole, (iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (v) in the case of a Nara Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less, (viii) real property leases or (ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Nara has previously made available to Center Financial complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(j) (collectively referred to herein as the “Nara Contracts”). All of the Nara Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. Neither Nara nor any of its Subsidiaries has, and to the best knowledge of Nara, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Nara Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(k)        Benefit Plans.

(i)        With respect to each Benefit Plan under which any employee or former employee of Nara or any of its Subsidiaries has any present or future right to benefits, and which is maintained or contributed to by Nara or any of its Subsidiaries or under which Nara or any of its Subsidiaries has any present or future liability (the “Nara Benefit Plans”), Nara has made available to Center Financial a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such Nara Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such Nara Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each Nara Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the

IRS with respect to any Nara Benefit Plan qualified under Section 401(a) of the Code.

(ii)        None of the Nara Benefit Plans are subject to Title IV of ERISA.

(iii)      Neither Nara, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability or contingent liability for providing, under any Nara Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv)      Each Nara Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2005 through the date hereof.

(v)        With respect to the Nara Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Nara, there exists no condition or set of circumstances in connection with which Nara or any of its Subsidiaries could be subject to any liability which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara under ERISA, the Code or any other Applicable Legal Requirements.

(vi)      True and complete copies of the Nara Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to Center Financial.

(vii)      Except as set forth in Section 3.2(k)(vii) of the Nara Disclosure Schedule, no Nara Benefit Plan or Nara Stock Plan exists that could result in the payment to any present or former employee of Nara or any Subsidiary of Nara of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Nara or any Subsidiary of Nara as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

(viii)    Except as set forth in Section 3.2(k)(viii) of the Nara Disclosure Schedule, none of the assets of any Nara Benefit Plan are invested in employer securities or employer real property.

(ix)      With respect to each of the Nara Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(l)        Bank Subsidiary.    Nara owns all of the outstanding shares of capital stock of Nara Bank, free and clear of any claim, lien or encumbrance. All of the shares of capital stock of Nara Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Nara Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. Nara Bank is a California-state chartered member bank whose primary federal bank regulator is the Federal Reserve.

(m)        Agreements with Regulators.    Except as set forth in Section 3.2(m) of the Nara Disclosure Schedule, neither Nara nor any Subsidiary of Nara is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Nara been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Nara and its Subsidiaries are in compliance with all of the foregoing so listed in Section 3.2(m) of the Nara Disclosure Schedule, except to the extent that the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. There are no formal or informal investigations, known to Nara, relating to any regulatory matters pending before any Governmental Entity with respect to Nara or any of its Subsidiaries.

(n)        Absence of Certain Changes or Events.    From September 30, 2010 through the date of this Agreement: (i) Nara and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara and (iii) there has not been (A) any action or event of the type that would have required the consent of Center Financial under Section 4.2 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Nara or any of its Subsidiaries (whether or not covered by insurance).

(o)        Board Approval.    The Nara Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Nara Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Nara and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of Nara adopt this Agreement and directed that such matter be submitted for consideration by Nara stockholders at the Nara Stockholders Meeting. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(p)        Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Nara Common Stock to adopt this Agreement (the “Required Nara Vote”) is the only vote of the holders of any class or series of Nara capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(q)        Properties.    Nara or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Nara SEC Documents filed prior to the date hereof as being owned by Nara or one of its Subsidiaries or acquired after the date thereof which are material to Nara’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Nara SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Nara’s knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(r)        Intellectual Property.    Nara and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Nara Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Nara Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. Neither Nara nor any such Subsidiary has received any notice of infringement of or conflict with, and to Nara’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Nara Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(s)        Derivatives.    All Derivative Contracts, whether entered into for Nara’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which Nara believes to be financially responsible. Each Derivative Contract of Nara or any of its Subsidiaries constitutes the valid and legally binding obligation of Nara or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect. Neither Nara nor its Subsidiaries, nor to the knowledge of Nara any other party thereto, is in breach of any of its obligations under any Derivative Contract of Nara or one of its Subsidiaries. The financial position of Nara and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Nara and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(t)        Loan Portfolio.

(i)        Neither Nara nor any of its Subsidiaries is a party to any written or oral (A) Loans under the terms of which the obligor was, as of September 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of Nara, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of Nara or any of its Subsidiaries, or to the knowledge of Nara, any affiliate of any of the foregoing. Set forth in Section 3.2(t) of the Nara Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Nara and its Subsidiaries that, as of September 30, 2010, were classified by Nara as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Nara and its Subsidiaries that, as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (C) each asset of Nara or any of its Subsidiaries that, as of September 30, 2010, was classified as OREO and the book value thereof, it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by Nara or by any Governmental Entity. Nara shall provide to Center Financial, on a monthly basis, (1) a schedule of Loans of Nara and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of Nara and its Subsidiaries the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of Nara and its Subsidiaries in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii)        Each Loan of Nara and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Nara and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(iii)        Each outstanding Loan of Nara and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Nara and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(iv)        Except as set forth in Section 3.1(t)(iv) of the Nara Disclosure Schedule, none of the agreements pursuant to which Nara or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)        There are no outstanding Loans made by Nara or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Nara or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(u)        Insurance.    Set forth in Section 3.2(u) of the Nara Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by Nara and its Subsidiaries. All such insurance policies and bonds are in full force and effect, and neither Nara nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Section 3.2(u) of the Nara Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(v)        Transactions with Affiliates.    Except as set forth in Section 3.2(v) of the Nara Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between Nara or any of its Subsidiaries, on the one hand, and any (i) officer or director of Nara or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Nara, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Nara, on the other hand, except those of a type available to employees of Nara generally.

(w)        Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Keefe, Bruyette & Woods, Inc., and, if the Merger is not consummated, Nara agrees to indemnify Center Financial and to hold Center Financial harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Nara or its affiliates.

(x)        Opinion of Nara Financial Advisor.    Nara has received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Nara and the holders of Nara Common Stock.

(y)        No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 3.2, neither Nara nor any other Person on behalf of Nara is making or has made any express or implied representation or warranty with respect to Nara or with respect to any other information provided to Center Financial in connection with the transactions contemplated herein. Neither Nara nor any other Person shall have or be subject to any liability or indemnification obligation to Center Financial or any other Person resulting from the distribution to Center Financial, or the use by Center Financial of, any such information, including any information, documents, projections, forecasts or other material made available to Center Financial in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.2. Nara acknowledges that Center Financial is making no representations or warranties other than the representations and warranties contained in Section 3.1.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1        Covenants of Center Financial.    During the period from the date of this Agreement and continuing until the Effective Time, Center Financial agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Nara shall otherwise consent in writing:

(a)        Ordinary Course.    Center Financial and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Center Financial shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to Center Financial, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)        Dividends; Changes in Stock.    Center Financial shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular cash dividends on the Center Financial Series A Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with Center Financial’s past dividend practice or as required by the terms of such preferred stock, (B) for dividends by a wholly owned Subsidiary of Center Financial, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of Center Financial in accordance with the terms of the Trust Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Section 4.1(b) of the Center Financial Disclosure Schedule).

(c)        Issuance of Securities.    Center Financial shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Center Financial Common Stock upon the exercise or settlement of Center Financial Stock Options outstanding on the date of this Agreement, (ii) issuance of Center Financial Common Stock upon exercise of the Center Financial TARP Warrants, and (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Center Financial.

(d)        Governing Documents.    Center Financial shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Articles of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.1(e) or 4.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Center Financial.

(e)        No Acquisitions.    Center Financial shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f)        No Dispositions.    Other than sales of OREOs and non-performing assets not exceeding $10 million in the aggregate in each calendar month in the ordinary course of business consistent with past practice, and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, Center Financial shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Center Financial and its Subsidiaries) which are material, individually or in the aggregate, to Center Financial.

(g)        Indebtedness.    Center Financial shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Center Financial or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of Center Financial to Center Financial or to another Subsidiary of Center Financial, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)        Other Actions.    Center Financial shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(i)        Accounting Methods.    Center Financial shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2010, except as required by changes in generally accepted accounting principles as concurred in by Center Financial’s independent auditors or required by bank regulatory authorities.

(j)        Tax Matters.    Center Financial shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund, without the prior written consent of Nara.

(k)        Compensation and Benefit Plans.    Center Financial shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any Center Financial Benefit Plan, or any agreement, arrangement, plan or policy between Center Financial or a Subsidiary of Center Financial and one or more of its directors or officers, (ii)

except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Center Financial 2006 Incentive Stock Plan or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l)        Investment Portfolio; Interest Rate Risk; Other Risk.    Center Financial shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Center Financial or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m)        No Liquidation.    Center Financial shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n)        Other Agreements.    Center Financial shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2        Covenants of Nara.    Except as otherwise permitted or contemplated by Section 4.2 of the Nara Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Time, Nara agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Center Financial shall otherwise consent in writing:

(a)        Ordinary Course.    Nara and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Nara shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to Nara, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)        Dividends; Changes in Stock.    Nara shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular cash dividends on the Nara Series A Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with Nara’s past dividend practice or as required by the terms of such preferred stock, (B) for dividends by a wholly owned Subsidiary of Nara, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of Nara in accordance with the terms of the Trust Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice).

(c)        Issuance of Securities.    Nara shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Nara Common Stock upon the exercise or settlement of Nara Stock Options outstanding on the date of this Agreement, (ii) issuance of Nara Common Stock upon exercise of the Nara TARP Warrants, and (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Nara.

(d)        Governing Documents.    Except as contemplated by this Agreement, Nara shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its

Certificate of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Nara.

(e)        No Acquisitions.    Nara shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f)        No Dispositions.    Other than sales of OREOs and non-performing assets not exceeding $10 million in the aggregate in each calendar month in the ordinary course of business consistent with past practice, and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, Nara shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Nara and its Subsidiaries) which are material, individually or in the aggregate, to Nara.

(g)        Indebtedness.    Nara shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Nara or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of Nara to Nara or to another Subsidiary of Nara, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)        Other Actions.    Nara shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(i)        Accounting Methods.    Nara shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2010, except as required by changes in generally accepted accounting principles as concurred in by Nara’s independent auditors or required by bank regulatory authorities.

(j)        Tax Matters.    Nara shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund, without the prior written consent of Center Financial.

(k)        Compensation and Benefit Plans.    Nara shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any Nara Benefit Plan, or any agreement, arrangement, plan or policy between Nara or a Subsidiary of Nara and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Amended Nara 2007 Equity Incentive Plan or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l)        Investment Portfolio; Interest Rate Risk; Other Risk.    Nara shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Nara or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m)        No Liquidation.    Nara shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n)        Other Agreements.    Nara shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3        Transition.    In order to facilitate the integration of the operations of Center Financial and Nara and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of Center Financial and Nara shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of Applicable Legal Requirements, including laws regarding the exchange of information and other laws regarding competition. Each of Center Financial and Nara shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where determined by Nara or Center Financial, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing, to the extent not in violation of Applicable Legal Requirements, all matters concerning the affairs of the other Party. Without in any way limiting the provisions of Section 5.2, Center Financial and Nara, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party, be entitled to review the operations and visit the facilities of the other Party and its Subsidiaries at all times as may be deemed reasonably necessary by Nara or Center Financial, as the case may be, in order to accomplish the foregoing arrangements.

4.4         Advice of Changes; Government Filings.

(a)        Each Party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b)        Center Financial and Nara shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Center Financial, Center Bank, Nara and Nara Bank shall file all call reports with the appropriate bank regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Each of Center Financial and Nara shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that to the extent practicable it will consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.5        Insurance.    During the period from the date of this Agreement and continuing until the Effective Time, each of Nara and Center Financial shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.

4.6        No Control of Other Party’s Business.    Nothing contained in this Agreement (including Section 4.3) shall give Nara, directly or indirectly, the right to control or direct the operations of Center Financial or shall give Center Financial, directly or indirectly, the right to control or direct the operations of Nara prior to the Effective Time. Prior to the Effective Time, each of Center Financial and Nara shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1        Preparation of Proxy Statement; Stockholders Meetings.

(a)        As promptly as reasonably practicable following the date hereof, Nara and Center Financial shall cooperate in preparing mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Center Financial stockholders at the Center Financial Stockholders Meeting and to the Nara stockholders at the Nara Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Nara shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) in form and substance reasonably satisfactory to Center Financial with respect to the issuance of Nara Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Nara and Center Financial shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Nara and Center Financial shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each Party will provide the other Party with a copy of all such filings made with the SEC. Nara shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Nara will advise Center Financial, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Nara Common Stock and Nara Series B Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Center Financial and Nara.

(b)        Center Financial shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Center Financial Stockholders Meeting”) for the purpose of obtaining the Required Center Financial Vote. The Center Financial Board shall use its reasonable best efforts to obtain from the Center Financial stockholders the Required Center Financial Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the Center Financial Board to make a Change in Recommendation in compliance with Section 5.1(f). Nothing contained in this Agreement shall be deemed to relieve Center Financial of its obligation to submit this Agreement to its stockholders for a vote on the approval of the principal terms of the Merger. Subject to Section 5.1(f), the Joint Proxy Statement/Prospectus shall include the recommendation of the Center Financial Board that the stockholders of Center Financial vote to approve the principal terms of the Merger (such recommendation being referred to herein as the “Center Financial Board Recommendation”).

(c)        Nara shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Nara Stockholders Meeting”) for the purpose of obtaining the Required Nara Vote. The Nara Board shall use its reasonable best efforts to obtain from the Nara stockholders the Required Nara Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the Nara Board to make a Change in Recommendation in compliance with Section 5.1(f). Nothing contained in this Agreement shall be deemed to relieve Nara of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof. Subject to Section 5.1(f), the Joint Proxy

Statement/Prospectus shall include the recommendation of the Nara Board that the stockholders of Nara vote to approve and adopt this Agreement (such recommendation being referred to herein as the “Nara Board Recommendation” and, together with the Center Financial Board Recommendation, the “Board Recommendations”).

(d)        Center Financial and Nara shall each use their reasonable best efforts to cause the Center Financial Stockholders Meeting and the Nara Stockholders Meeting to be held on the same date.

(e)        Subject to Section 5.1(f), neither the Center Financial Board or the Nara Board nor any committee of either thereof shall: (i) withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party, or adopt or propose a resolution to withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that such board of directors or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of its stockholders; (ii) fail to reaffirm, without qualification, its Board Recommendation or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of its stockholders within five business days after the other Party requests in writing that such action be taken; (iii) fail to announce publicly within ten business days after a tender offer or exchange offer relating to the Center Financial Common Stock (in the case of the Center Financial Board) or the Nara Common Stock (in the case of the Nara Board), shall have been commenced, that it recommends rejection of such tender or exchange offer; (iv) fail to issue within 10 business days after an Acquisition Proposal is publicly announced with respect to Center Financial (in the case of the Center Financial Board) or Nara (in the case of the Nara Board) a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse or recommend any such Acquisition Proposal with respect to Center Financial (in the case of the Center Financial Board) or Nara (in the case of the Nara Board) or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to herein as a “Change in Recommendation”).

(f)        Notwithstanding anything to the contrary contained in Sections 5.1(b), 5.1(c) or 5.1(e), at any time prior to the approval of the principal terms of the Merger by the Required Center Financial Vote (in the case of Center Financial) or at any time prior to the approval and adoption of this Agreement by the Required Nara Vote (in the case of Nara), the Center Financial Board or the Nara Board, as the case may be, may effect, or cause Center Financial or Nara, respectively, to effect a Change in Recommendation:

(i)        if: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to Center Financial or Nara (such Party under such circumstances being referred to herein as a “Target Party”) and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement; (C) the Target Party has materially complied with its obligations to provide notices to the other Party of any Acquisition Proposal and other matters requiring notice under Section 5.4(b)(ii); (D) at least five business days prior to each meeting of the board of directors of a Target Party, at which such board of directors will consider and determine whether any such offer constitutes a Superior Proposal, the Target Party provides the other Party with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of the Target Party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer (it being agreed that any change to the terms and conditions of such offer shall require a new notice and five business day period); (E) such board of directors determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal; (F) such board of directors does not effect, or cause the Target Party to effect, a Change in Recommendation at any time within five business days after the other Party receives written notice from the Target Party confirming that such board of directors has determined that such offer is a Superior Proposal and intends to effect a Change in Recommendation; (G) during such five business day period, if requested by such other Party, the Target Party engages in good faith negotiations with such other Party to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (H) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the other Party as a result of the negotiations required by clause (G) or otherwise); and (I) the board of directors of the Target Party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under the Applicable Legal Requirements; or

(ii)        if: (A) a material development or change in circumstances occurs (that is not an Acquisition Proposal) or arises after the date of this Agreement that was neither known to Center Financial or Nara or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by Center Financial or Nara or any of their respective executive officers, directors, advisors and representatives as of the date of this Agreement (such material development or change in such circumstances being referred to herein as an “Intervening Event”); (B) at least five business days prior to each meeting of the Center Financial Board or the Nara Board at which such board of directors intends to consider whether such Intervening Event requires such board of directors to effect or cause Center Financial (in the case of the Center Financial Board) or Nara (in the case of the Nara Board) to effect, a Change in Recommendation, the Party whose board of directors is to meet for such purpose provides the other Party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the Intervening Event (it being agreed that any material change in such Intervening Event shall require a new notice and five business day period); (C) during such five business day period, if requested by the Party so notified, the Party whose board of directors is to meet for such purpose engages in good faith negotiations with the Party so notified to amend this Agreement in a manner that obviates the need to effect or cause a Change in Recommendation as a result of such Intervening Event; and (D) the board of directors that is considering whether to effect a Change in Recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under Applicable Legal Requirements.

5.2        Access to Information.

(a)        Upon reasonable notice, Center Financial and Nara shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Center Financial and Nara shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)        The Parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of October 8, 2010, among Center Financial Bank, Center Financial, Nara Bank and Nara (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c)        No such investigation by either Nara or Center Financial shall affect the representations and warranties of the other.

5.3        Reasonable Best Efforts.

(a)        Each of Center Financial and Nara shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such

Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such Party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

(i)        As soon as practicable after the date hereof, each of Center Financial and Nara shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(ii)        The Parties will cooperate with each other and will each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger. Center Financial and Nara shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Center Financial and Nara shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).

(iii)        Subject to Applicable Legal Requirements, Center Financial and Nara shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).

(iv)        Center Financial and Nara shall promptly inform each other of and supply to each other any communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(v)        Center Financial and Nara shall ensure that representatives of Center Financial and Nara shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be required by such Governmental Entity. In furtherance of the foregoing, Center Financial and Nara shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(b)        Nara agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of Center Financial’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, including under the Indenture dated as of December 30, 2003 between Wells Fargo Bank, National Association, as trustee, and Center Financial, relating to the issuance by Center Financial of its Junior Subordinated Debt Securities due January 7, 2034.

(c)        Each of Center Financial and Nara and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.4        Acquisition Proposals.

(a)        Each of Nara and Center Financial agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other Party or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b)        (i)   Notwithstanding the foregoing, the board of directors of each Party shall be permitted, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, and subject to material compliance by such Party with the other terms of this Section 5.4 and to such Party first entering into a confidentiality agreement with the Person making the

Acquisition Proposal described below having provisions that are no less favorable to such Party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement which such Party’s board of directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal.

(ii)        Each Party shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) (and shall promptly provide to the other Party copies of all material nonpublic information so provided not previously provided to the other Party) and shall keep the other Party promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within 24 hours of receipt a copy of all material documentation or correspondence relating thereto (including copies of all changes in any terms).

(iii)        Nothing contained in this Section 5.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d) or 7.1(e), as applicable.

(c)        Each of Nara and Center Financial agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and will promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal and (iii) it will not take any action to render inapplicable or to exempt any Person from Section 203 of the DGCL or any other antitakeover legislation. Each of Nara and Center Financial agrees that it will use reasonable best efforts to inform its and its Subsidiaries’

respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

(d)        Nothing in this Section 5.4 shall (i) permit either Party to terminate this Agreement or (ii) affect any other obligation of the Parties under this Agreement. Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(e)        Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 5.4(b)(iii) shall be deemed to be a Change in Recommendation by Center Financial or Nara, as the case may be, unless the board of directors of the Party making such disclosure expressly reaffirms its Board Recommendation to its stockholders in favor of the approval of the principal terms of the Merger or the adoption of this Agreement, as applicable.

(f)        The provisions of this Section 5.4 shall be deemed, as between the Parties, to apply to each Party, its Subsidiaries and its and its Subsidiaries’ directors and employees, agents and representatives to the same extent as such provisions apply to the respective Parties, and each Party shall be responsible for any breach of such provisions by any of its or its Subsidiaries’ directors, employees, agents or representatives.

5.5        Stock Exchange Listing.    Nara shall use all reasonable efforts to cause the shares of Nara Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

5.6        Employee Benefit Plans and Employee Matters.

(a)        Nara and Center Financial agree that, except as otherwise provided herein (including as set forth in Section 5.6(a) of the Center Financial Disclosure Schedule) and unless otherwise mutually determined, the Nara Benefit Plans and Center Financial Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the Surviving Corporation shall as promptly as practical formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the Nara Benefit Plans and Center Financial Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the Nara Benefit Plans and employees who were covered by the Center Financial Benefit Plans. Center Financial shall adopt such amendments to the Center Financial Benefit Plans as requested by Nara to implement the foregoing and to avoid the duplication of benefits. Notwithstanding any other provision of this Agreement, if requested by Nara, Center Financial shall terminate the Center Financial Severance Program (Revised August 12, 2009) and any other plans, policies, programs or arrangements providing severance benefits, such termination to be effective prior to the Effective Date.

(b)        Center Financial and Nara further agree that, to the extent that employees of Center Financial and its Subsidiaries or Nara and its Subsidiaries are covered by Benefit Plans of the Surviving Corporation, the Surviving Corporation shall: (i) provide employees of Center

Financial and its Subsidiaries and employees of Nara and its Subsidiaries credit for all years of service with Center Financial or any of its Subsidiaries and their predecessors, or Nara and any of its Subsidiaries and their predecessors, as applicable, prior to the Effective Time for the purpose of eligibility and vesting, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of Center Financial and its Subsidiaries and Nara and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of Center Financial and its Subsidiaries and Nara and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that the Surviving Corporation reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Surviving Corporation shall have no obligations or liabilities with respect to the requirements of the preceding sentence. Center Financial and Nara hereby further agree that, except as otherwise specified in this Agreement, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of Center Financial and its Subsidiaries and Nara and its Subsidiaries. Without limiting the generality of the foregoing, Nara shall recognize and honor all unused sick leave and unused vacation accrued by the employees of Center Financial and its Subsidiaries as of the Effective Time notwithstanding any limitations on sick leave accruals or carry-overs or vacation accruals applicable under Nara’s sick leave or vacation accrual policies.

5.7        Center Financial Stock Option and Center Financial Restricted Shares.

(a)        Center Financial shall deliver to Nara the Section 16 Information reasonably in advance of the Effective Time, and the Nara Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Center Financial Insiders of Nara Common Stock in exchange for shares of Center Financial Common Stock (including Center Financial Restricted Shares), and of options to purchase Nara Common Stock upon conversion of Center Financial Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Center Financial to Nara prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

(b)        Nara agrees to file with the SEC, no later than 30 days after the Closing Date, a registration statement on Form S-8 (or any successor form) relating to the Nara Common Stock issuable with respect to the Assumed Options and the Assumed Restricted Shares and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of Assumed Option or Assumed Restricted Shares remain outstanding.

5.8        Fees and Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Nara and Center Financial.

5.9        Governance; Name Change.

(a)        Prior to the Effective Time, Nara shall use its reasonable best efforts to adopt the amendment to the By-laws of Nara substantially in the form set forth in Exhibit 1.4 and to effect the requirements and adopt the resolutions referenced therein. On or prior to the Effective Time, Nara shall cause the number of directors that will comprise the board of directors of the Surviving Corporation at the Effective Time to be 14. Of the members of the initial board of directors of the Surviving Corporation at the Effective Time, seven shall be current members of the Nara Board as designated by Nara prior the Effective Time, and seven shall be current members of the Center Financial Board as designated by Center Financial prior to the Effective Time. No other directors or employees of Nara or Center Financial shall be designated to serve on the board of directors of the Surviving Corporation at the Effective Time. Subject to and in accordance with the By-laws of the Surviving Corporation (as amended substantially in the form set forth in Exhibit 1.4), effective as of the Effective Time, (i) Mr. Ki Suh Park shall serve as the Chairman of the board of directors of the Surviving Corporation, (ii) Mr. Chang Hwi Kim shall serve as the Vice Chairman of the board of directors of the Surviving Corporation and (iii) Mr. Alvin D. Kang shall serve as the Chief Executive Officer of the Surviving Corporation.

(b)        Nara shall, and shall cause Nara Bank to, take all actions necessary, including by adopting, and causing Nara Bank to adopt, an amendment to the Certificate of Incorporation of Nara and Nara Bank, respectively, to provide that, effective as of the Effective Time, each of the names of the Surviving Corporation and Nara Bank shall be changed to a name mutually acceptable to Center Financial and Nara.

5.10        Indemnification; Directors’ and Officers’ Insurance.

(a)        From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Center Financial or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Center Financial or any Subsidiary of Center Financial, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Center Financial pursuant to Center Financial’s Articles of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Center Financial and its Subsidiaries.

(b)        For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Center Financial (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Center Financial for such insurance (“Center Financial’s Current Premium”), and if such premiums for such insurance would at any time exceed 250% of Center Financial’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Center Financial’s Current Premium. In lieu of the foregoing, Center Financial, in consultation with, but only upon the consent of Nara, may obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under Center Financial’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed Center Financial’s Current Premium.

(c)        The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.10.

(d)        If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(e)        The provisions of this Section 5.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii)

are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.11        Public Announcements.    Nara and Center Financial shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by Applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Each Party shall provide the other Party with its stockholder lists and allow and facilitate the other Party’s contact with its stockholders and prospective investors and following a Change in Recommendation by Center Financial or Nara, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.11.

5.12        Tax Matters.    (a) Center Financial and Nara each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Center Financial and Nara each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.13        Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

6.1        Conditions to Each Party’s Obligation To Effect the Merger.    The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a)        Stockholder Approval.    Center Financial shall have obtained the Required Center Financial Vote, and Nara shall have obtained the Required Nara Vote.

(b)        Stock Exchange Listing.    The shares of Nara Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ upon official notice of issuance.

(c)        Other Approvals.    Other than the filings provided for by Section 1.1, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals and the Loss-Sharing Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations or filings shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d)        Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)        No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

(f)        Absence of Burdensome Conditions.    No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, requires any of the Parties, including the Surviving Corporation, (i) to pay any amounts (other than customary filing fees), or (ii) divest any banking office, or (iii) which imposes any condition, requirement or restriction upon the Surviving Corporation or its Subsidiaries, that, in the case of clause (i), (ii) or (iii), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(g)        By-Law Amendment.    Nara and Center Financial shall have taken all action necessary so that the amendment to Nara’s By-laws substantially in the form set forth in Exhibit 1.4, and the resolutions contemplated therein, shall have been duly adopted by the Nara Board effective no later than the Effective Time.

6.2        Conditions to Obligation of Nara.    The obligation of Nara to effect the Merger is subject to the satisfaction of the following conditions unless waived by Nara:

(a)        Representations and Warranties.    Each of the representations and warranties of Center Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and, if later, the Effective Time as though made on and as of the Closing Date and, if later, the Effective Time, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or the Surviving Corporation, and Nara shall have received a certificate signed on behalf of Center Financial by the chief executive officer and by the chief financial officer of Center Financial to such effect.

(b)        Performance of Obligations.    Center Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Nara shall have received a certificate signed on behalf of Center Financial by the chief executive officer and by the chief financial officer of Center Financial to such effect.

(c)        Tax Opinion.    Nara shall have received the opinion of Mayer Brown LLP, counsel to Nara, dated the Closing Date, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Nara shall be entitled to rely upon customary assumptions and representations provided by Nara and Center Financial.

(d)        Material Adverse Effect.    Since the date of this Agreement, Center Financial shall not have suffered a Material Adverse Effect.

(e)        Appraisal Rights.    Center Financial shall have delivered notice in accordance with the applicable provisions of the CGCL such that no holder of Center Financial Common Stock will be able to exercise dissenters’ rights if such holder has not perfected such dissenters’ rights prior to the Closing, and the holders of less than 6% of the outstanding shares of Center Financial Common Stock shall have exercised, or shall continue to have a right to exercise, appraisal, dissenters’ or similar rights under Applicable Legal Requirements with respect to their Center Financial Common Stock by virtue of the Merger.

6.3        Conditions to Obligation of Center Financial.    The obligation of Center Financial to effect the Merger is subject to the satisfaction of the following conditions unless waived by Center Financial:

(a)        Representations and Warranties.    Each of the representations and warranties of Nara set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and, if later, the Effective Time as though made on and as of the Closing Date and, if later, the Effective Time, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara or the Surviving Corporation, and Center Financial shall have received a certificate signed on behalf of Nara by the chief executive officer and by the chief financial officer of Nara to such effect.

(b)        Performance of Obligations.    Nara shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Center Financial shall have received a certificate signed on behalf of Nara by the chief executive officer and by the chief financial officer of Nara to such effect.

(c)        Tax Opinion.    Center Financial shall have received the opinion of Morrison & Foerster LLP, counsel to Center Financial, dated the Closing Date, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Center Financial shall be entitled to rely upon customary assumptions and representations provided by Nara and Center Financial.

(d)        Material Adverse Effect.    Since the date of this Agreement, Nara shall not have suffered a Material Adverse Effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1        Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after approval of the Merger by the stockholders of Center Financial or Nara:

(a)        by mutual consent of Nara and Center Financial in a written instrument;

(b)        by either Nara or Center Financial, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with Section 5.3 or any other provision of this Agreement shall have resulted in, or materially contributed to, such action;

(c)        by either Nara or Center Financial, upon written notice to the other Party, if the Merger shall not have been consummated on or before July 31, 2011; provided, however, that (i) such date may be extended one or more times, but not past November 30, 2011, by notice from either Party delivered to the other Party on or before July 31, 2011, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible and (ii) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(d)        by Nara, upon written notice to Center Financial, if (i) Center Financial shall have (A) failed to recommend approval of the principal terms of the Merger at the Center Financial Stockholders Meeting in accordance with Section 5.1(b) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call the Center Financial Stockholders Meeting in accordance with Section 5.1(b), (2) prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a), or (3) comply in all material respects with the provisions of Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the Center Financial Board or Center Financial, whether or not permitted by the terms hereof;

(e)        by Center Financial, upon written notice to Nara, if (i) Nara shall have (A) failed to recommend adoption of this Agreement at the Nara Stockholders Meeting in accordance with Section 5.1(c) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call the Nara Stockholders Meeting in accordance with Section 5.1(c), (2) prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a), or (3) comply in all material respects with the provisions of Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the Nara Board or Nara, whether or not permitted by the terms hereof;

(f)        by either Nara or Center Financial, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(g)        by either Nara or Center Financial, if a vote shall have been taken at the duly convened Nara Stockholders Meeting or Center Financial Stockholders Meeting, as the case may be, and the Required Nara Vote or Required Center Financial Vote shall not have been obtained;

(h)        by Nara, if, since the date of this Agreement, Center Financial shall have suffered a Material Adverse Effect;

(i)        by Center Financial, if, since the date of this Agreement, Nara shall have suffered a Material Adverse Effect; or

(j)        by Nara, if the holders of 6% or more of the outstanding shares of Center Financial Common Stock shall have exercised appraisal, dissenters’ or similar rights under Applicable Legal Requirements with respect to their Center Financial Common Stock by virtue of the Merger.

7.2        Effect of Termination.

(a)        In the event of termination of this Agreement by either Center Financial or Nara as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Nara or Center Financial or their respective officers or directors, except with respect to Sections 3.1(w), 3.2(w), 5.2(b) and 5.8, this Section 7.2 and Article VIII, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b)        Nara shall pay Center Financial, by wire transfer of immediately available funds, the sum of $10,000,000 (the “Nara Termination Fee”) if this Agreement is terminated as follows:

(i)        if Center Financial shall terminate this Agreement pursuant to Section 7.1(e), then Nara shall pay the Nara Termination Fee on the business day following such termination;

(ii)        if (A) either Party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Nara Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Nara Stockholders Meeting an Acquisition Proposal with respect to (1) 50% or more of the outstanding shares of Nara Common Stock, (2) 50% or more of the consolidated assets of Nara and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Nara or Nara Bank, shall have been publicly announced or is otherwise publicly known (a “Public Proposal”), then Nara shall pay 25% of the Nara Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, Nara or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Nara shall pay the remainder of the Nara Termination Fee upon the date of such execution or consummation; and

(iii)        if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c) or Center Financial shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Nara relating (1) 50% or more of the outstanding shares of Nara Common Stock, (2) 50% or more of the consolidated assets of Nara and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Nara or Nara Bank, and (C) following the occurrence of such Public Proposal, Nara shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.3(a) or 6.3(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Nara shall pay 25% of the Nara Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Nara or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Nara shall pay the remainder of the Nara Termination Fee upon the date of such execution or consummation.

If Nara fails to pay all amounts due to Center Financial on the dates specified, then Nara shall pay all costs and expenses (including legal fees and expenses) incurred by Center Financial in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Center Financial.

(c)        Center Financial shall pay Nara, by wire transfer of immediately available funds, the sum of $10,000,000 (the “Center Financial Termination Fee”) if this Agreement is terminated as follows:

(i)        if Nara shall terminate this Agreement pursuant to Section 7.1(d), then Center Financial shall pay the Center Financial Termination Fee on the business day following such termination;

(ii)        if (A) either Party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Center Financial Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Center Financial Stockholders Meeting there shall have been a Public Proposal with respect to (1) 50% or more of the outstanding shares of Center Financial Common Stock, (2) 50% or more of the consolidated assets of Center Financial and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Center Financial or Center Bank, then Center Financial shall pay 25% of the Center Financial Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, Center Financial or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Center Financial shall pay the remainder of the Center Financial Termination Fee upon the date of such execution or consummation; and

(iii)        if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c) or Nara shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to (1) 50% or more of the outstanding shares of Center Financial Common Stock, (2) 50% or more of the consolidated assets of Center Financial and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Center Financial or Center Bank, and (C) following the occurrence of such Public Proposal, Center Financial shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.2(a) or 6.2(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Center Financial shall pay 25% of the Center Financial Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Center Financial or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Center Financial shall pay the remainder of the Center Financial Termination Fee upon the date of such execution or consummation.

If Center Financial fails to pay all amounts due to Nara on the dates specified, then Center Financial shall pay all costs and expenses (including legal fees and expenses) incurred by Nara in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Nara.

7.3        Amendment.    This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Center Financial or of Nara, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.4        Extension; Waiver.    At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1        Definitions.    Except as otherwise provided herein, the terms referenced in the Index of Defined Terms set forth in this Agreement shall have the meanings given to such terms in the applicable Section of this Agreement referenced in the Index of Defined Terms, and the capitalized terms set forth below shall have the following meanings:

“Applicable Legal Requirements” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any

Government Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Center Financial Certificate” shall mean a stock certificate that immediately prior to the Effective Time represented one or more shares of Center Financial Common Stock.

“Center Financial Insiders” shall mean those officers and directors of Center Financial who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Center Financial Restricted Share” shall mean any share of Center Financial Common Stock that remains subject to restrictions imposed pursuant to the Center Financial Stock Plan that do not lapse upon the Effective Time.

“Center Financial Stock” shall mean Center Financial Common Stock and Center Financial Preferred Stock.

“Center Financial Stock Option” shall mean each outstanding option issued pursuant to the Center Financial Stock Plan, or a predecessor plan, to purchase shares of Center Financial Common Stock.

“Constituent Corporations” shall mean each of Nara and Center Financial.

“Covered Loans” shall mean Loans acquired by Center Financial or any of its Subsidiaries in an FDIC-assisted acquisition that are subject to a loss sharing agreement with the FDIC.

“Covered OREOs” shall mean OREOs acquired by Center Financial or any of its Subsidiaries in an FDIC-assisted acquisition that are subject to a loss sharing agreement with the FDIC.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Fund” shall mean (i) certificates for shares of Nara Common Stock and Nara Series B Preferred Stock deposited with the Exchange Agent in accordance with Section 2.2(a), together with any dividends or distributions with respect thereto, and (ii) cash made available by Nara to the Exchange Agent in accordance with Section 2.2(a).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“IRS” shall mean the United States Internal Revenue Service.

“Loans” shall mean loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles.

“material” shall mean, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement;

“Material Adverse Effect” shall mean, with respect to any Person, a Material Adverse Effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder on a timely basis; provided that the following shall not be deemed to have a “Material Adverse Effect”: any change or event caused by or resulting from (i) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (ii) changes in U.S. or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated Persons, (iii) changes or events, after the date hereof, affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Person relative to similarly situated Persons and (iv) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (v) actions or omissions of Nara or Center Financial taken with the prior written consent of the other or required hereunder or (vi) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided further, that in no event shall a change in the trading prices of a Party’s capital stock, by itself (but not the underlying cause of such changes, unless such underlying cause would otherwise be expected from this definition), be considered material or constitute a Material Adverse Effect.

“Nara Stock” shall mean Nara Common Stock and Nara Preferred Stock.

“Nara Stock Option” shall mean each outstanding option to purchase shares of Nara Common Stock.

“NASDAQ” shall mean the NASDAQ Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“Permitted Liens”, with respect to any Person, shall mean (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that will not have a Material Adverse Effect on such Person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 16 Information” shall mean information accurate in all material respects regarding the Center Financial Insiders, the number of shares of Center Financial Common Stock held by each such Center Financial Insider and the number and description of the Center Financial Stock Options and Center Financial Restricted Shares held by each such Center Financial Insider.

“Significant Subsidiary” shall mean any Subsidiary of Center Financial or Nara, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” shall mean, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal which the board of directors of Nara or Center Financial, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Nara or Center Financial, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is not subject to any financing contingencies (and if financing is required, then such financing is fully committed to the third party making the Acquisition Proposal), reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Nara or Center Financial, as the case may be.

“Surviving Corporation” shall mean Nara, at and after the Effective Time, as the surviving corporation in the Merger.

“tax” or “taxes” (including with correlative meaning, “taxable”) shall mean (i) any federal, foreign, state, provincial, territorial, municipal, or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment insurance, unemployment insurance, social insurance, pension plan, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, unclaimed property, add-on minimum, or other tax, assessment, duty, fee, levy, premium, contribution or other governmental charge of any kind whatsoever imposed by a Governmental Entity, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Closing Date, and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

“tax return” shall mean any report, return, estimate, election, designation, form, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Governmental Entity with respect to any tax, including an information return and any document with respect to or accompanying payments, deposits or estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trust Document” shall mean any agreements, indentures, instruments and other documents executed and/or delivered in connection with any outstanding debentures or related trust preferred securities issued by Center Financial, Nara or any of their respective Subsidiaries on or before the date hereof.

“Voting Debt” shall mean all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

8.2        Non-survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.3        Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)        if to Nara, to

Nara Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Attention:    Juliet Stone

Facsimile:    (213) 235-3257

with a copy (which shall not constitute notice) to

Mayer Brown LLP

350 South Grand Avenue, 25th Floor

Los Angeles, California 90071

Attention:    James R. Walther

Facsimile:    (213) 625-0248

and

(b)        if to Center Financial, to

Center Financial Corporation

3435 Wilshire Blvd, Suite 700

Los Angeles, California 90010

Attention:    Lisa K. Pai

Facsimile:    (213) 384-2106

with a copy (which shall not constitute notice) to

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

Attention:    Henry M. Fields

Facsimile:    (213) 892-5454

8.4        Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either Party, the actual knowledge of such Party’s executive officers.

8.5        Counterparts.    This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

8.6        Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Bank Merger Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.10, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Center Financial, Nara or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Center Financial, Nara, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Center Financial, Nara or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Center Financial, Nara or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like.

8.7        Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.8        Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.9        Assignment.    Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.10        Submission to Jurisdiction.    Each Party irrevocably submits to the jurisdiction of the state and federal courts located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any action, suit or proceeding relating hereto in such courts. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of such courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.10 shall affect the right of any Party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.11        Enforcement.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.10, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12        WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12. WITHOUT INTENDING IN ANY WAY TO LIMIT THE AGREEMENTS OF THE PARTIES SET FORTH IN SECTIONS 8.7 AND 8.10 AND IN THIS SECTION 8.12, IF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION; PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

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IN WITNESS WHEREOF, Nara and Center Financial have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NARA BANCORP, INC.

By:	/s/ Alvin D. Kang
Name: Alvin D. Kang
Title: President and Chief Executive Officer

CENTER FINANCIAL CORPORATION

By:	/s/ Jae Whan Yoo
Name: Jae Whan Yoo
Title: President and Chief Executive Officer

EXHIBIT 1.4

AMENDMENT TO NARA BYLAWS

The bylaws of Nara shall be amended at or prior to the Effective Time to include, as of the Effective Time, the following new Article II, Section 9:

Section 9. Integration Period

9.1        The Board of Directors has resolved that the governance and other provisions set forth in this Article II, Section 9 shall apply and be effective during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 9, 2010, by and between the Corporation and Center Financial Corporation (“Center Financial”), as may be amended from time to time (the “Merger Agreement”)), and ending on a date not to be later than the second anniversary of the Effective Time or such earlier date, but not prior to the first anniversary of the Effective Time, as may be determined by the affirmative vote of at least a majority of the Board of Directors (the “Integration Period”). Terms defined in the Merger Agreement are used in this Article II, Section 9 as so defined.

9.2        The Board of Directors shall consist of 14 members. Effective as of the Effective Time, seven members of the Board of Directors shall be current members of the Board of Directors designated by the Corporation prior to the Effective Time, including each of the persons designated for specified board of director or officer positions with the Corporation or Nara Bank in this Article II, Section 9 (such seven persons and their replacements, if any, as determined in accordance with Article II, Section 9.5 being referred to in this Article II, Section 9 as the “Continuing Nara Directors”), and seven members of the Board of Directors shall be current members of the board of directors of Center Financial designated by Center Financial prior to the Effective Time, including each of the persons designated for board of director positions with the Corporation or Nara Bank in this Article II, Section 9 (such seven persons and their replacements, if any, as determined in accordance with Article II, Section 9.5 being referred to in this Article II, Section 9 as the “Continuing Center Financial Directors”), in each case, subject to such designee satisfying the eligibility criteria to serve as a Director of the Corporation as set forth in the Nomination and Governance Committee Charter of the Corporation (the “Eligibility Criteria”) as of the Effective Time.

9.3        Effective as of the Effective Time, Mr. Ki Suh Park shall serve as Chairman of the Board of Directors and Mr. Chang Hwi Kim shall serve as Vice Chairman of the Board of Directors. In the event that Mr. Ki Suh Park ceases to serve as Chairman of the Board of Directors for any reason during the Integration Period, his successor as Chairman of the Board of Directors shall be selected by the affirmative vote of at least a majority of the Continuing Nara Directors. In the event that Mr. Chang Hwi Kim ceases to serve as Vice Chairman of the Board of Directors for any reason during the Integration Period, his successor as Vice Chairman of the Board of Directors shall be selected by the affirmative vote of at least a majority of the Continuing Center Financial Directors. For the avoidance of doubt, in the event that Mr. Ki Suh Park or Mr. Chang Hwi Kim ceases to serve as a Director of the Corporation for any reason during the Integration Period, their respective successors as Directors of the Corporation shall be determined in accordance with Article II, Section 9.5.

9.4        Effective as of the Effective Time, Mr. Kevin S. Kim shall serve as Chairman of the board of directors of Nara Bank and Mr. Scott Whang shall serve as Vice Chairman of the board of directors of Nara Bank. In the event that Mr. Kevin S. Kim ceases to serve as Chairman of the board of directors of Nara Bank for any reason during the Integration Period, his successor as Chairman of the board of directors of Nara Bank shall be selected by the affirmative vote of at least a majority of the Continuing Center Financial Directors. In the event that Mr. Scott Whang ceases to serve as Vice Chairman of the board of directors of Nara Bank for any reason during the Integration Period, his successor as Vice Chairman of the board of directors of Nara Bank shall be selected by the affirmative vote of at least a majority of the Continuing Nara Directors. For the avoidance of doubt, in the event that Mr. Kevin S. Kim or Mr. Scott Whang ceases to serve as a Director of the Corporation for any reason during the Integration Period, their respective successors as Directors of the Corporation shall be determined in accordance with Article II, Section 9.5.

9.5        All vacancies on the Board of Directors, and any Committees thereof, created through the cessation of service for any reason of (i) any Continuing Nara Director shall be filled by a nominee proposed to the Nomination and Governance Committee of the Board of Directors (together with any successor Committee thereto, the “Nomination and Governance Committee”) by a majority of the remaining Continuing Nara Directors and approved by the Board of Directors or (ii) any Continuing Center Financial Director shall be filled by a nominee proposed to the Nomination and Governance Committee by a majority of the remaining Continuing Center Financial Directors and approved by the Board of Directors. If the Nomination and Governance Committee does not appoint any such proposed nominee, or if the Board of Directors does not approve any such nominee proposed by the Nomination and Governance Committee, a majority of the remaining Continuing Nara Directors or a majority of the remaining Continuing Center Financial Directors, as applicable, shall propose a substitute nominee to the Nomination and Governance Committee. This process shall be repeated if necessary until the applicable vacancy has been filled. All Directors of the Corporation so nominated and appointed or elected pursuant to this Article II, Section 9.5 shall be considered “Continuing Nara Directors” or “Continuing Center Financial Directors,” as the case may be, for purposes of this Article II, Section 9.

9.6        The Nomination and Governance Committee shall recommend to the Board of Directors that each Continuing Nara Director and each Continuing Center Financial Director be nominated, and the Board of Directors shall nominate each Continuing Nara Director and each Continuing Center Financial Director so recommended, for election at each annual meeting of stockholders that is held during the Integration Period, in each case, so long as such Continuing Nara Director or Continuing Center Financial Director, as the case may be, continues to satisfy the Eligibility Criteria at such time. In the event that any Continuing Center Financial Director or Continuing Nara Director no longer satisfies the Eligibility Criteria at such time, a replacement nominee shall be selected in accordance with Article II, Section 9.5.

9.7        Effective as of the Effective Time, the Board of Directors shall establish a Consolidation Committee of the Board of Directors (together with any successor Committee thereto, the “Consolidation Committee”). The Consolidation Committee shall have primary responsibility for considering the development of integration policies and procedures and overseeing management’s efforts in the integration of the Corporation and Center Financial during the Integration Period and shall have such additional responsibilities, if any, as may be further delegated to it by the Board of Directors. The Consolidation Committee shall consist of a total of four members, of which two shall be Continuing Nara Directors selected by the affirmative vote of at least a majority of the Continuing Nara Directors, and two shall be Continuing Center Financial Directors selected by the affirmative vote of at least a majority of the Continuing Center Financial Directors, and none of whom shall be employees of the Corporation or any of its subsidiaries.

9.8        Subject to any independence and expertise requirements under Applicable Legal Requirements, during the Integration Period: (i) all Committees shall consist of equal numbers of Continuing Nara Directors and Continuing Center Financial Directors, (ii) the Nomination and Governance Committee shall be chaired by a Continuing Center Financial Director, (iii) the Human Resources and Compensation Committee of the Board of Directors (or any successor Committee thereto) shall be chaired by a Continuing Center Financial Director and (iv) the Consolidation Committee shall be chaired by a Continuing Center Financial Director, who, as of the Effective Time, shall be Chang Hwi Kim. During the Integration Period, any deadlocks with respect to decisions of any Committee relating to any matter properly brought before such Committee for action shall be resolved by the affirmative vote of at least a majority of the total number of Directors of the Corporation authorized by this Article II, Section 9; provided that any Director of the Corporation who is an employee of the Corporation or any of its subsidiaries shall be recused from voting on any such matter that may only be decided by independent directors under Applicable Legal Requirements.

9.9        Effective as of the Effective Time, Mr. Alvin D. Kang shall serve as Chief Executive Officer of the Corporation. The removal of Mr. Kang from the position of Chief Executive Officer of the Corporation during the 18-month period commencing as of the Effective Time, including any reduction of his authority not consistent with being a chief executive officer, or the failure to appoint or re-elect Mr. Kang to the position of Chief Executive Officer of the Corporation during such 18-month period, to which action Mr. Kang does not consent, shall each require the affirmative vote of at least 66 percent of the total number of Directors of the Corporation authorized by this Article II, Section 9. Any amendment to or termination of any employment agreement Mr. Kang may have with the Corporation to which Mr. Kang does not consent during such 18-month period shall require the affirmative vote of at least a majority of the total number of Directors of the Corporation authorized by this Article II, Section 9, including the vote of at least one Continuing Nara Director, with Mr. Kang abstaining; provided, however, that no such termination during such 18-month period shall terminate, or be deemed to terminate, Mr. Kang’s status as Chief Executive Officer of the Corporation. In the event that Mr. Kang ceases to serve as Chief Executive Officer of the Corporation for any reason during such 18-month period, his successor as Chief Executive Officer of the Corporation shall be selected by the affirmative vote of at least a majority of the Continuing Nara Directors. For the avoidance of doubt, in the event that Mr. Kang ceases to serve as a Director of the Corporation for any reason during the Integration Period, his successor as a Director of the Corporation shall be determined in accordance with Article II, Section 9.5.

9.10        This Article II, Section 9 may be modified, amended or repealed, and any provision of these Bylaws inconsistent with the provisions of this Article II, Section 9 may be adopted, by the affirmative vote of at least a majority of the total number of Directors of the Corporation authorized by this Article II, Section 9, including the vote of at least one Continuing Nara

Director and at least one Continuing Center Financial Director, provided that any modification, amendment or repeal of the second sentence of Article II, Section 9.9 shall require the affirmative vote of at least 66 percent of the total number of Directors of the Corporation authorized by this Article II, Section 9, with Mr. Kang abstaining with respect to any modification, amendment or repeal of Article II, Section 9.9. Notwithstanding the foregoing, no provision of this Article II, Section 9.10 shall derogate from the right of the stockholders to modify, amend or repeal any or all provisions of this Article II, Section 9 pursuant to Article VII, Section 5 of these Bylaws. In the event of any inconsistency between any provision of this Article II, Section 9 and any other provision of the Certificate of Incorporation or these Bylaws, the provisions of this Article II, Section 9 shall govern and control.

9.11        Whenever it is stated in this Article II, Section 9 that a specified action shall require the affirmative vote of a specified percentage of the Board of Directors, if the application of such percentage does not result in a whole number of required votes, the vote required to approve, adopt or ratify any such action shall be the next highest whole number.

EXHIBIT 1.5

AGREEMENT OF BANK MERGER

THIS AGREEMENT OF BANK MERGER, dated as of [•], 2010 (this “Bank Merger Agreement”), is entered into between Nara Bank, a California state-chartered bank and a wholly owned subsidiary of Nara Bancorp, Inc., a Delaware corporation (“Nara”), and Center Bank, a California state-chartered bank and a wholly owned subsidiary of Center Financial Corporation, a California corporation (“Center Financial”). Nara Bank and Center Bank are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Nara and Center Financial entered into an Agreement and Plan of Merger, dated as of December 9, 2010 (the “Agreement”), providing, among other things, for the merger of Center Financial with and into Nara (the “Merger”); and

WHEREAS, in connection with the Merger, Nara and Center Financial desire to merge Center Bank with and into Nara Bank (the “Bank Merger”) concurrently with or as soon as reasonably practicable after the consummation of the Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Bank Merger Agreement and the Agreement, subject to the conditions set forth in this Bank Merger Agreement and the Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.        Effective Time.    Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement, concurrently with or as soon as reasonably practicable after the consummation of the Merger, Nara Bank and Center Bank shall cause the Bank Merger to be consummated by filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the “CGCL”), with the Commissioner of Financial Institutions of the State of California pursuant to Section 4887 of the California Financial Code (the “CFC”). The Bank Merger shall become effective upon the time and date of such filing (the “Effective Time”).

2.        The Merger.    Nara Bank shall be the surviving bank in the Bank Merger (the “Surviving Bank”). At the Effective Time, Center Bank shall be merged with and into Nara Bank and the separate existence of Center Bank shall cease. The Bank Merger shall be governed by, and shall have the effects set forth in, the CGCL and the CFC. Nara Bank shall take all actions necessary to adopt an amendment to the Certificate of Incorporation of Nara Bank to provide that, effective as of the Effective Time, the name of the Surviving Bank shall be changed to a name mutually acceptable to Center Bank and Nara Bank.

3.        Effects of the Merger.

(a)        At the Effective Time, the Surviving Bank shall succeed, without other transfer, to all the rights and properties, and shall be subject to all the debts and liabilities, of Center Bank, and the separate existence of Nara Bank, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Bank Merger.

(b)        The Articles of Incorporation (as amended effective as of the Effective Time to reflect the new name of the Surviving Bank) and the Bylaws of Nara Bank, as in effect as of the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(c)        The shares of Center Bank common stock, no par value per share (“Center Bank Common Stock”) and the shares of Nara Bank common stock, no par value per share (“Nara Bank Common Stock”) shall be treated as follows at the Effective Time: (i) each share of Center Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled without consideration and cease to be an issued and outstanding share of Center Bank Common Stock; and (ii) each share of Nara Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

4.        Directors and Officers of the Surviving Bank.    [to be provided]

5.        Procurement of Approvals.    This Bank Merger Agreement shall be subject to the approval of Nara, as the sole shareholder of Nara Bank, and Center Financial, as the sole shareholder of Center Bank, at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Nara Bank and Center Bank shall use their commercially reasonable best efforts to proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by applicable law or otherwise necessary for the consummation of the Bank Merger on the terms provided herein, including, without limitation, the preparation and submission of such applications or other filings for approval of the Bank Merger as may be required by applicable laws and regulations.

6.        Conditions Precedent.    The obligations of the Parties under this Bank Merger Agreement shall be subject to: (a) the approvals of this Bank Merger Agreement by Nara, as the sole shareholder of Nara Bank, and Center Financial, as the sole shareholder of Center Bank, at meetings duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required by applicable laws and regulations; and (c) the consummation of the Merger pursuant to the Agreement at or before the Effective Time.

7.        General Provisions.

(a)        Termination and Agreement.    The obligations of the Parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Agreement. This Bank Merger Agreement shall terminate, without any further action of any Party, notwithstanding shareholder approval, in the event that the Agreement shall be terminated as provided therein prior to the Effective Time.

(b)        Amendment.    This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties at any time prior to the Effective Time.

(c)        Successors and Assigns.    This Bank Merger Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns, but this Bank Merger Agreement may not be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Party.

(d)        Governing Law.    This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

(e)        Counterparts.    This Bank Merger Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

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IN WITNESS WHEREOF, Nara Bank and Center Bank have caused this Bank Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NARA BANK

By:
Name:
Title:

By:
Name:
Title:

CENTER BANK

By:
Name:
Title:

By:
Name:
Title: